As filed with the Securities and Exchange Commission on __________

Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HDIMAX MEDIA, INC.

(Exact name of registrant in its charter)

Nevada	2741	84-0871427
(State or other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

HDIMAX MEDIA, INC.

74 N. Pecos Road, Suite D

Henderson, NV 89074

(702) 463-8528

(Address and telephone number of principal executive offices and principal place of business)

Stanley L. Teeple

74 N. Pecos Road, Suite D

Henderson, NV 89074

(702) 463-8528

(Name, address and telephone number of agent for service)

With a copy to

Wilson & Oskam, LLP

Attention: Chris A. Wilson, Esq.

9110 Irvine Center Drive, Irvine, CA 92618

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One)

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated Filer ☐	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee (4)
Common Stock, $0.001 par value per share(1) for sale by Selling Stockholders	33,853,330	$0.33	(2)	$11,171,598	$1,298.14

Common Stock, $0.001 par value per share(1) for sale by our Company	100,000,000	$0.48	(3)	$48,000,000	$5,577.60
TOTAL					$6,875.74

(1)	Pursuant to Rule 416 of the Securities Act, this registration statement also registers such additional shares of common stock as may become issuable to prevent dilution as a result of stock splits, stock dividends or similar transactions.
(2)	Calculated in accordance with Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee. Our common stock is not traded on a national exchange, but is traded as of the date of this prospectus on the OTC Pink Current Information market. The offering price is based on the average of the bid and ask price of our common stock on the OTC Pink Current Information market on December 18, 2014.
(3)	The price at which securities are being offered by the Company.
(4)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED __________

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PROSPECTUS

HDIMAX MEDIA, INC.

This prospectus relates to the resale of up to 33,853,330 shares of our common stock by selling stockholders referenced herein. These shares may be offered for sale from time to time by the selling stockholders acting as principal for their own accounts or in brokerage transactions at prevailing market prices or in transactions at negotiated prices. No representation is made that any shares will or will not be offered for sale. It is not possible at the present time to determine the price to the public in any sale of the shares by the selling stockholders and the selling stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by the selling stockholders. See “Selling Stockholders” and “Plan of Distribution” in this prospectus. We will pay all of the expenses incident to the registration of the shares offered under this prospectus, except for sales commissions and other expenses of selling stockholders applicable to the sales of their shares.

This prospectus also relates to the direct offering of up to 100,000,000 shares of our common stock, to be sold at the price of $0.48 per share, which was determined by the Company’s Board of Directors based upon recent trading activity and reflects the size of offering the Company expects to sell within two years from the initial effective date of registration. The offering does not require that we sell a minimum number of shares; therefore not all of the shares may be sold. The proceeds from the sale of these shares will be available for use by the company. However, the amount raised may be minimal and there is no assurance that we will be able to raise sufficient amount to fund ongoing operations.

Our executive officers, as authorized by the Board of Directors, will offer and sell the direct offering shares registered herein, with no commission or other remuneration payable to such executive officers for any shares they may sell. In offering the securities on our behalf, our Board of Directors and officers will rely on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934.

Our shares of common stock are not traded on a national exchange; rather, they are traded on the OTC Pink Current Information market under the symbol “HMAX.” At December 29, 2014, the closing bid price for one share of our common stock was $0.40.

The offering will terminate on the earlier of (i) the date when the selling stockholders have sold all of the 33,853,330 shares of common stock offered by them and the company has sold all of the 100,000,000 shares of common stock offered by it; or (ii) when the Board of Directors decides it is in the best interest of the Company to terminate the offering prior to the completion of the sale of all such shares.

An investment in our common stock is speculative and involves a high degree of risk. Investors should carefully consider the risk factors and other uncertainties described in this prospectus before purchasing our common stock. See “Risk Factors” beginning on page 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL, ACCURATE, OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January __, 2015

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TABLE OF CONTENTS

Page No.

Note Regarding Forward-Looking Statements	3
Prospectus Summary	4
Risk Factors	7
Market and Other Data	15
Use of Proceeds	15
Determination of Offering Price	15
Market For Our Common Stock and Other Related Stockholder Matters	16
Our Business	17
Description of Properties	25
Legal Proceedings	25
Management’s Discussion and Analysis of Financial Condition and Results of Operations	26
Management	31
Executive Compensation	33
Certain Relationships and Related Transactions, and Director Independence	39
Security Ownership of Certain Beneficial Owners and Management	42
Selling Stockholders	43
Plan of Distribution	46
Description of Securities	48
Shares Eligible For Future Sale	50
Legal Matters	51
Experts	51
Where You Can Find More Information	51
Index to Financial Statements	52

AVAILABLE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 (together with all amendments and exhibits thereto, the “Registration Statement”) filed by us with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). As permitted by the rules and regulations of the SEC, this prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and related exhibits for further information with respect to HDIMAX MEDIA, Inc. and the securities offered hereby. With regard to any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC, in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

Unless otherwise specified, the information in this prospectus is set forth as of January __, 2015, and we anticipate that changes in our affairs will occur after such date. We have not authorized any person to give any information or to make any representations, other than as contained in this prospectus, in connection with the offer contained in this prospectus. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This prospectus is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated by reference in this report, including, without limitation, statements regarding our future financial position and capital needs, business strategy, projected product development, budgets, projected revenues, projected costs and plans and objectives of management for future operations, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “project,” “estimate,” “anticipate,” or “believe” or the negative thereof or any variation thereon or similar terminology.

Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company's actual results, events or financial positions to differ materially from those included within the forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to:

•	future financial and operating results, including projections of sales, revenue, income, expenditures, liquidity, and other financial items
•	our ability to develop relationships with new customers and maintain or improve existing customer relationships;
•	development of new products, brands and marketing strategies;
•	current or future revenue and revenue projections;
•	management’s goals and plans for future operations;
•	our ability to improve operational efficiencies, manage costs and business risks and improve or maintain profitability;
•	growth, expansion, diversification and acquisition strategies, the success of such strategies, and the benefits we believe can be derived from such strategies;
•	personnel;
•	the outcome of regulatory, tax and litigation matters;
•	overall industry and market performance;
•	effects of competition; and
•	other assumptions described in this report or underlying or relating to any forward looking statements.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made, changes in internal estimates or expectations, or the occurrence of unanticipated events.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read this entire prospectus and should consider, among other things, the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus before making your investment decision.

Unless the context otherwise requires, any reference to “the Company,” “we,” “us,” or, “our” refers to HDIMAX MEDIA, Inc., a Nevada corporation, together with its wholly-owned subsidiary, HDIMAX, Inc., a Delaware corporation. Our corporate name changed from Indigo-Energy, Inc. to HDIMAX MEDIA, Inc. effective December 19, 2014, following the transaction described below under “Acquisition of HDIMAX, Inc.”

HDIMAX MEDIA, INC.

We are a digital publishing and broadcast company focused on delivering high-quality innovative content to consumers throughout the world via the internet. Our organic customer base, defined as individual consumers that become users through Facebook likes, Twitter sharing and re-tweets and other forms of user sharing who engage in our content offerings, drives the rapid expansion of individual consumer impressions that are essential in the further development of our brand recognition and effectiveness in our advertising programs and ecommerce offerings.

Corporate History

We were organized as a corporation under the laws of the State of Nevada on June 30, 1981. Since then, we have conducted several different lines of business from time to time. Since December 31, 2013, we were engaged primarily in organizational efforts, seeking to settle outstanding obligations and re-establishing our regulatory compliance. After the acquisition of the majority of the outstanding shares of our company’s common stock by New Hope Partners LLC on or about October 3, 2013, our company’s primary objective was and has been to seek the acquisition of, or merger with, an existing operating company. Immediately prior to our reverse acquisition of HDIMAX, Inc. in November 2014, as further described below, we were considered a “shell company” under SEC Rule 12b-2 of the Securities Exchange Act of 1934, because we had nominal assets consisting of cash and no or nominal operations.

Acquisition of HDIAMX, Inc.

On November 21, 2014, our wholly-owned subsidiary, HDIMAX Acquisition Corporation, a Nevada corporation, was merged with and into HDIMAX, Inc., a Delaware corporation (HDIMAX) pursuant to an agreement and plan of merger dated September 2, 2014 and amended November 20, 2014. HDIMAX was the surviving corporation of the merger and continues as our wholly-owned subsidiary. As a result of this merger, all of HDIMAX’s common stock was converted into 712,121,205 shares of our company’s common stock, which represented approximately 94% of the outstanding shares of our company’s common stock immediately after giving effect to the Merger.

Our company now conducts its primary business through its wholly-owned subsidiary HDIMAX, which is a digital publishing and broadcast company. Since the significant issuance of shares of common stock resulted in a change in control, the transaction has been accounted as a reverse acquisition in accordance with accounting principles generally accepted in the United States of America, such that HDIMAX is considered the acquirer for accounting purposes while Indigo-Energy, Inc. is considered the acquirer for legal purposes. The reverse acquisition accounting treatment results in the continuation of the financial statements of HDIMAX with retroactive application to present our legal capital.

Upon the closing of the Merger, the management of HDIMAX, Inc. was constituted as follows:

Name	Title
Rajinder Brar	President and Chief Executive Officer
Aneliya Vasilieva	Chief Content Officer
Myles A. Pressey III	Chief Business Development Officer

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Our Business

HDIMAX is a digital publishing and broadcast company focused on delivering high-quality innovative content to consumers throughout the world via the internet. Our organic customer base, defined as individual consumers that become users through Facebook likes, Twitter sharing and re-tweets and other forms of user sharing who engage in our content offerings, drives the rapid expansion of individual consumer impressions that are essential in the further development of our brand recognition and effectiveness in our advertising programs and ecommerce offerings. By engaging our organic customer base and attracting new users, we believe we can provide our advertising customers and ecommerce partners opportunities to develop strategies specifically designed for our targeted demographics. Since we generate advertising revenue from the number of user impressions we achieve, and since successful ecommerce is dependent upon extended user engagement and experience satisfaction, exceptional content and other product offerings must be attractive to our individual users.

We provide our clients and customers advertising and ecommerce opportunities through engaging consumers on two websites, Frontlinewire.com and HDIMAX.com. Additionally, we have partnered with other brands under the control of our Chief Executive Officer, Rajinder Brar, to provide ecommerce support and infrastructure. These brands/websites include www.fashionstylemag.com, www.themanlife.com, www.thewomanlife.com and www.southasianlife.com.

Our Key Competitive Strengths

We believe that the following competitive strengths will help us to compete effectively and to capitalize on the growth of the digital publishing market:

•	the strength of our organic customer base is the core factor in our growth by our users who continue to follow our websites and content on social media by liking, sharing and purchasing goods and serviced from our company. We continue to expand our customer base and believe that our reputation and high engagement numbers will continue to grow as we expand into offering new content.
•	the levels of engagement of users in our content offerings, which is growing with regard to time on site, engagement per day, per post based on content per website.
•	the relationships of our management team with industry leaders; and the online advertising world comes from years of experience in this expanding field of digital publishing, broadcast streaming and mobile content and advertising and online shopping.
•	the seasoned experience and abilities of our management team allows us to focus on content development in the areas of fashion, beauty, music, movies and general lifestyle. Our ongoing focus groups help our content teams develop content that our users are looking for, thus helping our brands keep a higher level of engagement.

Our Growth Strategy

We are committed to seeking cash flows through:

•	seeking strategic revenue partnership with video, mobile companies, as well as joint venture (revenue sharing) deals with leading content distributors;
•	annual volume CPM deals based on impressions with advertising agencies and direct advertisers against our content;
•	developing revenue models whereby our advertising clients can maximize their ad dollars by targeting their users, by either gender, age or country; and
•	identifying, and as appropriate, capitalizing on acquisition opportunities through comprehensive research, due diligence and well thought out and verifiable market criteria for targeted businesses or technologies within our industry.

Principal Executive Offices

Our company’s address is 74 N. Pecos Road, Suite D, Henderson, Nevada 89074. Our company’s telephone number is (702) 463-8528.

We maintain multiple websites, including media.hdimax.com, HDIMAX.com and Frontlinewire.com, which contain further information about our Company, but the information on those websites is not part of this prospectus.

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The Offering

This prospectus covers: (i) up to 33,853,330 shares of our common stock that may be offered for resale by the persons named in this prospectus under the heading “Selling Stockholders”; and (ii) the direct offering of up to 100,000,000 shares of our common stock to be issued and sold by us at a price of $0.48.

The 33,853,330 shares being offered for resale include: (i) 9,035,995 shares that were sold in private placements of our common stock; (ii) 13,000,000 shares that were issued as partial consideration for the acquisition of HDIMAX, Inc.; (iii) 9,000,000 shares to compensate our executives and (iv) 2,817,335 shares issued to consultants or others as consideration to extinguish debts and contractual payment obligations of the Company. We agreed to file a registration statement with the U.S Securities and Exchange Commission providing for the resale of the shares sold to accredited third party investors that are covered hereby. In addition, even in the absence of contractual registration requirements, we determined to register for resale a portion of the shares held by our employees and consultants, in the spirit or recognizing their contributions.

In addition, this prospectus covers up to 100,000,000 shares of common stock to be sold by the company at an offering price of $0.48 per share in a direct public offering.

Offering Summary

Common Stock Offered by HDIMAX MEDIA, Inc.	Up to 100,000,000 shares, to be sold by the Company on a best-efforts basis with no minimum subscription requirement, at a purchase price of $0.48 per share.
Common Stock Offered by Selling Stockholders

Up to 33,853,330 shares of our common stock, all of which are being offered for resale by selling stockholders, including third party investors and shares issued to our officers, employees and consultants.

Common Stock Outstanding	As of the date of this prospectus, there are 758,065,119 shares issued and outstanding. If the direct offering is fully subscribed, there would be 858,065,119 shares issued and outstanding.
Offering Price

The price of the shares being offered by us is $0.48 per share.

The shares being offered by selling stockholders may be offered and sold from time to time at prevailing market prices or privately negotiated prices.

Termination of the Offering

The offering will conclude when the selling shareholders have sold all 33,853,330 shares of common stock offered by them and the company has sold all of the 100,000,000 shares of common stock offered by it.  The company may, in its sole discretion, decide to terminate the registration of the shares offered by the company.

Use of Proceeds

We intend to use the net proceeds from the sale of shares by us to repay certain indebtedness and for working capital and other general corporate purposes to fund our growth strategy. We may also use a portion of the net proceeds to acquire other businesses or technologies, including the exercise of our option to purchase the capital stock of Fashion Style Mag, Inc. We will not receive any proceeds from shares sold by the selling stockholders. See “Use of Proceeds.”

Risk Factors	An investment in our common stock is highly speculative and involves a high degree of risk. Investors should carefully consider the risk factors and other uncertainties described in this prospectus before purchasing our common stock. See “Risk Factors” beginning on page 7.

Fees and Expenses	We will pay all expenses incident to the registration of such shares, except for sales commissions and other expenses of selling stockholders.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors in addition to other information in this prospectus, including the financial statements and the related notes thereto, and in our other filings with the SEC before purchasing our common stock. The risks and uncertainties described below are those that are currently deemed to be material and specific to our Company and industry. If any of these risks actually occur, our business may be adversely affected, and you may lose all or part of your investment.

Risks Associated With the Our Business and Industry

Our sole operating subsidiary, HDIMAX, Inc., has experienced a net loss since its inception in May 2014, and because HDIMAX, Inc. has a limited operating history, our ability to fully and successfully develop our HDIMAX, Inc. business is unknown.

HDIMAX, Inc. does not have a significant operating history with which investors can evaluate its business. HDIMAX, Inc. has only generated de minimis click-through revenue and has not fully launched its ecommerce platforms while incurring expenses during the beta testing phase. This has resulted in a net loss from its inception in May 2014 through September 30, 2014.

HDIMAX, Inc.’s ability to successfully develop its content and attract customers on favorable terms necessary to realize consistent, meaningful revenues and profit has not been established and cannot be assured. For us to achieve success, our services must receive broad market acceptance by consumers. Without this market acceptance, we will not be able to generate sufficient revenue to continue our business operation, and our business may fail.

Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to generate revenues, manage development costs and expenses and compete successfully with our direct and indirect competitors.

Based on current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the development, marketing and provision of our services. As a result, we may not generate significant net income from operations in the future. Failure to generate significant net income from operations in the near future may cause us to reduce or cease activities.

Our company’s independent auditors have expressed substantial doubt about our ability to continue as a going concern.

HDIMAX, Inc. has incurred losses and during its short history has been in a beta testing phase without material revenues or operational cash flows. Additionally, we currently have limited viable funding sources to pay our on-going obligations. Next, we do not currently have, and do not expect to have, recurring revenue generating sources until we fully launch our advertising and ecommerce business while continuing to incur operating expenses. These factors, along with having no substantial firm funding commitments, result in substantial doubt about our ability to continue as a going concern. As such, our independent auditors included an explanatory paragraph regarding the substantial doubt about the ability to continue as a going concern. The financial statements contain additional note disclosures describing the circumstances that led to the inclusion of the explanatory paragraph.

We expect to generate a significant portion of our near-term revenues from advertising, and a reduction in spending by or loss of advertisers could seriously harm our business.

In the near term (the next 12 to 18 months), we expect nearly all of our revenue will be generated from advertisers. Our advertisers can generally terminate their contracts with us at any time. Advertisers will not continue to do business with us if their investment in advertising with us does not generate sales leads, and ultimately customers, or if we do not deliver their advertisements in an appropriate and effective manner. If we are unable to remain competitive and provide value to our advertisers, they may stop placing ads with us, which would adversely affect our revenues and business.

In addition, expenditures by advertisers tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns. Adverse macroeconomic conditions can also have a material negative impact on the demand for advertising and cause our advertisers to reduce the amounts they spend on advertising, which could adversely affect our revenues and business.

We face intense competition. If we do not continue to innovate and provide content and products that are useful to users, we may not remain competitive, and our revenues and operating results could be adversely affected.

Our business is rapidly evolving and intensely competitive, and is subject to changing technologies, shifting user needs, and frequent introductions of new products and services. Our ability to compete successfully depends heavily on providing products and services that provide enjoyable experiences and entertain users. The competitive pressure to innovate encompasses providing a wider range of products and services and relevant and entertaining content that may not have been a part of previous core business plans.

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We have many competitors in different industries, most of which have stronger band recognition, longer operating histories, and significantly more financial resources. Our competitors can use their experience and resources in ways that could affect our competitive position, including by making acquisitions, investing aggressively in research and development, aggressively initiating intellectual property claims (whether or not meritorious) and competing aggressively for advertisers and consumers.

Our competitors are constantly developing innovations content delivery, online advertising, and web-based products and services. The development of new, technologically advanced products is also a complex and uncertain process requiring high levels of innovation and investment, as well as the accurate anticipation of technology, market trends and consumer needs. As a result, we may not be able to compete on a timely basis, particularly with competitors with greater financial resources and longer operating histories. If we are unable to provide quality products and services, then acceptance rates for our products and services could decline and affect consumer and advertiser perceptions of our brand. In addition, these new products and services may present new and difficult technological and legal challenges, and we may be subject to claims if users of these offerings experience service disruptions or failures or other issues. Our operating results would also suffer if our innovations are not responsive to the needs of our users, advertisers, are not appropriately timed with market opportunities, or are not effectively brought to market. If our competitors are more successful than we are in developing compelling products or in attracting and retaining users, advertisers, and content providers, our revenues and operating results could be adversely affected.

Our business depends on a strong brand, and failing to maintain and enhance our brand would hurt our ability to expand our base of users, advertisers, and other partners.

We are in the early stages of building a strong brand identity that will be critical to the success of our business. We believe that the importance of brand recognition remains crucial due to the relatively low barriers to entry in the internet market. Our brand may be negatively impacted by a number of factors, including data protection and security issues, service outages, and product malfunctions. Failure to increase, maintain, and continually enhance our brand, which likely will require us to incur significant, and potentially excessive, expenses will adversely affect our business in a material manner.

If we fail to retain our existing users or add new users to our organic customer base, or if our users decrease their level of engagement with us and our brand partners, our revenue, financial results, and business may be significantly harmed.

Our user base size and our users’ level of engagement are critical to our success. Our financial performance will be significantly determined by our success in adding, retaining and engaging active users. If we are unable to attract and publish engaging content, then our active user rate will decline, and we will be unable to attract advertising and ecommerce customers. If individual consumers across our target audience do not perceive our products to be useful, reliable and trustworthy, then we may not be able to attract or retain users or otherwise maintain or increase the frequency and duration of their engagement. There is no guarantee that we will be able to expand our active user base to levels to generate positive cash flows from operations. Consumer engagement patterns are constantly evolving and difficult to measure, and if we cannot provide timely evolution of our brands, then our financial results will severely harmed. Any number of factors could potentially negatively affect user retention, growth and engagement, including if:

•	users increasingly engage with other products or activities;
•	we fail to introduce content and other video products that users find engaging;
•	if we support ecommerce goods that are not favorably received;
•	consumer experience is diminished as a result of the decisions we make with respect to the frequency, prominence and size of ads that we display or the quality of the ads displayed;
•	user behavior on Facebook changes in ways that affect our business;
•	we are unable to manage and prioritize information to ensure users are presented with content that is interesting, useful and relevant to them;
•	there are adverse changes in our products that are mandated by legislation, regulatory authorities or litigation, including settlements or consent decrees; or
•	technical or other problems prevent us from delivering our products in a rapid and reliable manner or otherwise affect the user experience, such as any failure to prevent spam or similar content.

Our new products and changes to existing products could fail to attract or retain users or generate revenue.

Our ability to retain, increase and engage our user base and to increase our revenue depends heavily on our ability to provide successful new product offerings, such as original television or other videos, both independently and in conjunction with developers or other third parties. Our product reviews and introductions may include new and unproven products, including with which we have little or no prior experience. If new or enhanced products fail to engage users, developers or marketers, then we may fail to attract or retain users or to generate sufficient revenue or operating margin, and our business may be adversely affected. In the future, we may invest in new products and initiatives to generate revenue, but there is no guarantee these approaches will be successful.

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We prioritize user growth and engagement and the user experience over short-term financial results.

We frequently make product decisions that may reduce our short-term revenue or profitability if we believe that the decisions are consistent with our mission and benefit the aggregate user experience and will thereby improve our financial performance over the long term. For example, from time to time we may change the size, frequency or relative prominence of ads in order to improve ad quality and overall user experience. Similarly, from time to time we adjust our websites to deliver the most relevant content to our users, which may adversely affect the distribution of content of developers and advertising customers and could reduce their incentive to invest in their marketing efforts on websites and those of our brand partners. We also may introduce changes to existing content mixes to attract new targeted demographics that direct previous users away from our sites. These decisions may not produce the long-term benefits that we expect, in which case our user growth and engagement, our relationships with developers and advertising customers and our business and results of operations could be harmed.

Our dependence on sole vendors subjects us to commercial risk.

Currently, all of our advertising sales, support, revenue generation and tracking and collections efforts are provided by one third party vendor. Additionally, our ecommerce support and fulfillment operations are managed by one vendor, although separate from our advertising service provider. If our relationship with either of these service providers erodes or is harmed, that would likely result in the interruption of our business plan and likely will result in adverse impacts on our financial results and future performance; however, we have backup relationships that we believe would limit and mitigate our exposure to some degree.

A variety of new and existing U.S. and foreign laws could subject us to claims or otherwise harm our business.

We are subject to numerous U.S. and foreign laws and regulations covering a wide variety of subject matters. New laws and regulations (or new interpretations of existing laws and regulations) also may impact our business. The costs of compliance with these laws and regulations are high and are likely to increase in the future. Any failure on our part to comply with these laws and regulations can result in negative publicity and diversion of management time and effort and may subject us to significant liabilities and other penalties.

Furthermore, many of these laws were adopted before the advent of the internet and related technologies and, as a result, do not contemplate or address the unique issues of the internet and related technologies. The laws that do reference the internet are being interpreted by the courts, but their applicability and scope remain uncertain. For example, the laws relating to the liability of providers of online services are currently unsettled both within the U.S. and abroad. Claims may be filed against us under both U.S. and foreign laws for defamation, invasion of privacy and other tort claims, unlawful activity, patent, copyright and trademark infringement or other theories based on the nature and content of the materials searched and the ads posted by our users, our products and services or content generated by our users.

In addition, the Digital Millennium Copyright Act has provisions that limit, but do not necessarily eliminate, our liability for listing or linking to third-party websites that include materials that infringe copyrights or other rights, so long as we comply with the statutory requirements of this act. Any future legislation impacting these safe harbors may adversely impact us. Various U.S. and international laws restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from minors. In the area of data protection, many states have passed laws requiring notification to users when there is a security breach for personal data, such as California’s Information Practices Act. We face similar risks and costs as our products and services are offered in international markets and may be subject to additional regulations.

We may be subject to legal liability associated with providing online services or content.

We will provide a wide variety of products that enable users to exchange information and product and service providers to advertise and engage in various online activities both domestically and internationally. The law relating to the liability of providers of these online services and products for activities of their users is still somewhat unsettled both within the U.S. and internationally. Claims may be threatened or brought against us for defamation, negligence, breaches of contract, copyright or trademark infringement, unfair competition, unlawful activity, tort, including personal injury, fraud or other theories based on the nature and content of information that we publish or to which we provide links or that may be posted online or generated by us or by third parties, including our users. In addition, we may be subject to domestic or international actions alleging that certain content we have generated or third-party content that we have made available within our services violates U.S. and non-U.S. law.

Interruption or failure of our information technology and communications systems could hurt our ability to effectively provide our products and services, which could damage our reputation and harm our operating results.

The availability of our products and services depends on the continuing operation of our information technology and communications systems. Our systems are vulnerable to damage or interruption from earthquakes, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems.

The occurrence of a natural disaster could result in lengthy interruptions in our service. In addition, our products and services are highly technical and complex and may contain errors or vulnerabilities. Any errors or vulnerabilities in our products and services, or damage to or failure of our systems, could result in interruptions in our services, which could reduce our revenues and profits and damage our brand.

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Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.

Our operating results may fluctuate as a result of a number of factors, many outside of our control, and we have a short operating history. As a result, comparing our operating results on a period-to-period basis will take time as we build our history and may not be meaningful in any period. As a result, you should not rely on our past results as an indication of our future performance. Our quarterly, year-to-date and annual revenues and expenses may differ significantly from our projected rates. Any of these events could cause our stock price to fall. Each of the risk factors listed in this section in addition to the following factors may affect our operating results:

•	our ability to continue to attract users to our websites and satisfy existing users on our websites;
•	our ability to monetize traffic on our websites;
•	revenue fluctuations caused by changes in property mix, platform mix and geographical mix;
•	the amount and timing of operating costs and expenses and capital expenditures related to the maintenance and expansion of our businesses, operations and infrastructure;
•	our focus on long-term goals over short-term results;
•	our ability to keep our websites operational at a reasonable cost and without service interruptions; and
•	because our business is changing and evolving, and because of our lack of historical operating results, predicting our future operating results is not reliable. In addition, advertising spending has historically been cyclical in nature, reflecting overall economic conditions, as well as budgeting and buying patterns.

We rely on highly skilled personnel, and if we are unable to retain or motivate key personnel, hire qualified personnel or maintain our corporate culture, then we may not be able to grow effectively.

Our performance largely depends on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Competition in our industry for qualified employees is intense. In addition, our compensation arrangements, such as our equity award programs, may not always be successful in attracting new employees and retaining and motivating our existing employees. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

Claims that current or future technologies used in our products and services infringe or misappropriate the proprietary rights of others could adversely affect our ability to use those technologies and cause us to incur additional costs.

We could be subject to third party infringement claims if third parties challenge our use of a particular technology or proprietary information in our sites. Any litigation, regardless of its outcome, would likely result in the expenditure of significant financial resources and the diversion of management’s time and resources. In addition, litigation in which we are accused of infringement may cause negative publicity, adversely impact prospective customers and require us to develop non-infringing technology, make substantial payments to third parties or enter into royalty or license agreements, which may not be available on acceptable terms or at all.

We may acquire technologies or companies in the future, and such acquisitions could disrupt our business and dilute our stockholders’ interests.

We may acquire additional technologies or other companies in the future, and we cannot provide assurances that we will be able to successfully integrate their operations or that the cost savings we anticipate will be fully realized. Entering into an acquisition or investment entails many risks, any of which could materially harm our business, including:

•	the diversion of management’s attention from other business concerns;
•	the failure to effectively assimilate the acquired technology, employees or other assets of the acquired company into our business;
•	the loss of key employees from either our current business or the acquired business; and
•	the assumption of significant liabilities of the acquired company.

If we complete acquisitions, we may dilute the ownership of current stockholders. In addition, achieving the expected returns and cost savings from our past and future acquisitions will depend in part on our ability to integrate the products and services, technologies, research and development programs, operations, sales and marketing functions, finance, accounting and administrative functions and other personnel of these businesses into our business in an efficient and effective manner. We cannot ensure that we will be able to do so or that the acquired businesses will perform at anticipated levels. If we are unable to successfully integrate acquired businesses, then our anticipated revenues may be lower, and our operational costs may be higher.

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Our strategy for growth may include joint ventures, strategic alliances and mergers and acquisitions, which could be difficult to manage.

The successful execution of our growth strategy will depend on many factors, including identifying suitable companies, negotiating acceptable terms, successfully consummating the corporate relationships and obtaining the required financing on acceptable terms. We may be exposed to risks that we may incorrectly assess new businesses and technologies. We could face difficulties and unexpected costs during and after the establishment of corporate relationships.

Acquisitions could be foreign acquisitions, which would add additional risks, including political, regulatory and economic risks, related to specific countries as well as currency risks.

Our insurance may not be sufficient.

We will carry insurance that we consider adequate having regard to the nature of the risks of doing business and costs of coverage. We may not, however, be able to obtain insurance against certain risks or for certain products or other resources located from time to time in certain areas of the world to the extent that we may be forced to rely on outside providers. Currently, we are not fully insured against all possible risks, nor are all such risks insurable. Thus, although we intend to maintain insurance coverage, such coverage may not be adequate.

Some of our proprietary intellectual property is not protected by any patent or patent application, and, despite our precautions, it may be possible for third parties to obtain and use such intellectual property without authorization.

The steps we have taken and will take in the future may not prevent misappropriation of our solutions or technologies, particularly in respect of officers and employees who are no longer employed by us or in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

We may seek to protect our proprietary intellectual property through contracts, including, when possible, confidentiality agreements and inventors’ rights agreements with our customers and employees.

We intend to seek to protect proprietary intellectual property in part by confidentiality agreements and, if applicable, inventors’ rights agreements with strategic partners and employees, although such agreements have not been and may not be put in place in every instance. We cannot guarantee that these agreements will adequately protect our trade secrets and other intellectual property or proprietary rights. We cannot be sure that the parties that enter into such agreements with us will not breach them, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships.

Our failure to obtain or maintain the right to use certain intellectual property may negatively affect our business.

Our future success and competitive position depends in part on our ability to obtain or maintain certain proprietary intellectual property used in our solutions. This may be achieved, in part, by prosecuting claims against others who we believe are infringing our rights and by defending claims of intellectual property infringement brought by others. While we are not currently engaged in any intellectual property litigation, in the future we may commence lawsuits against others if we believe that they have infringed our rights, or we may become subject to lawsuits alleging that we have infringed the intellectual property rights of others. For example, to the extent that we have previously incorporated third party technology and/or know-how into certain systems for which we do not have sufficient license rights, we could incur substantial litigation costs, be forced to pay substantial damages or royalties or even be forced to cease operations in the event that any owner of such technology or know-how were to challenge our subsequent installation of such system (and any progeny thereof). In addition, to the extent that we discover or have discovered third party patents that may be applicable to machines or systems in development, we may need to take steps to avoid claims of possible infringement, including obtaining non-infringement or invalidity opinions and, when necessary, re-designing or re-engineering machines and/or systems. However, we cannot assure you that these precautions will allow us to successfully avoid infringement claims. Our involvement in intellectual property litigation could result in significant expense to us, adversely affect the development of our waste remediation intellectual property and divert the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor. In the event of an adverse outcome in any such litigation, we may, among other things, be required to:

•	pay substantial damages;
•	cease the development, manufacture, use, sale or importation of machines or systems or components thereof that infringe on other patented intellectual property;
•	expend significant resources to develop or acquire non-infringing intellectual property;
•	discontinue processes or systems incorporating infringing technology; or
•	obtain licenses to the infringing intellectual property.

We cannot assure you that we would be successful in any such development or acquisition or that any such license would be available upon reasonable terms, if at all. Any such development, acquisition or license could require the expenditure of substantial time and other resources and could have a material adverse effect on our business, results of operations and financial condition.

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Risks Related to our Common Stock

If our executive officers and directors collectively have the power to control our management and operations, and have a significant majority in voting power on all matters submitted to the stockholders of the company.

Management and affiliates of our management currently beneficially own 94% of our outstanding common stock. Consequently, management has the ability to influence control of the operations of the Company and, acting together, will have the ability to influence or control substantially all matters submitted to stockholders for approval, including:

•	Election of our board of directors;
•	Removal of directors;
•	Amendment to the Company’s Articles of Incorporation or Bylaws; and
•	Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination.

These stockholders have complete control over our affairs. Accordingly, this concentration of ownership by itself may have the effect of impeding a merger, consolidation, takeover or other business consolidation, or discouraging a potential acquirer from making a tender offer for the Common Stock.

Our common stock has not been widely traded, and the price of our common stock may fluctuate substantially.

To date, there has been a limited public market for shares of our common stock, with limited trading relating to the approximately 10,400,000 shares of our “public float.” An active public trading market may not develop or, if developed, may not be sustained. The current market price of our common stock and any possible subsequent listing on the NASDAQ Market or other securities exchange, if and when we are successful in doing so, will be affected by a number of factors, including those discussed above.

Future sales of our common stock by existing stockholders could cause our stock price to decline.

If our existing stockholders sell substantial amounts of our common stock in the public market, then the market price of our common stock could decrease significantly. The perception in the public market that our stockholders might sell shares of common stock also could depress the market price of our common stock. There are approximately 758,065,119 shares of our common stock outstanding, of which approximately 10,400,000 shares are freely tradable currently. The balance of our shares currently contain certain restrictions on resale. We may in the future issue and register additional shares of our common stock that might be freely transferable at the time of such transaction.

A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

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We do not expect to pay dividends in the foreseeable future, and any return on investment may be limited to the value of our common stock.

We do not anticipate paying dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition, opportunities to invest in the growth of our business and other business and economic factors affecting us at such time as our Board of Directors may consider relevant. If we do not pay dividends, then our common stock may be less valuable because a return on investment will occur only if our stock price increases.

Our charter documents may discourage or prevent a change in control, even if an acquisition would be beneficial to our stockholders, which could adversely affect our stock price and prevent attempts by our stockholders to replace or remove our current management.

Our current articles of incorporation and bylaws, which will remain in effect after the effective date of this Report, contain provisions that could delay or prevent a change in control of our company or changes in our Board of Directors that our stockholders might consider favorable and limit the price that certain investors might be willing to pay in the future for our securities. Among other things, these provisions:

•	Authorize the issuance of preferred stock that can be designated and issued by our Board of Directors without prior stockholder approval and with rights senior to those of our common stock.

•	Require advance written notice of stockholder proposals and director nominations to be considered at stockholders’ meetings.

These and other provisions in our articles of incorporation and bylaws could make it more difficult for stockholders or potential acquirers to obtain control of our Board of Directors or to initiate actions that are opposed by our then current Board of Directors, including a merger, tender offer or proxy contest involving our company. Any delay or prevention of a change in control transaction or changes in our Board of Directors could cause the market price of our common stock to decline.

We are authorized to issue preferred stock, which could adversely affect the value of shares of our common stock.

Our articles of incorporation authorize us to issue up to 200,000,000 shares of preferred stock, approximately 100,000,000 shares of which are available for future issuance as of the date of this Report. Our Board of Directors could designate and issue preferred stock, in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors, without further action by stockholders. Terms of preferred stock could include voting rights, including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The designation of preferred stock could have a material adverse effect on the rights of holders of our common stock and therefore could reduce the value of shares of our common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party. The ability of our Board of Directors to issue preferred stock could have the effect of rendering more difficult, delaying, discouraging, preventing or rendering more costly an acquisition of our company or a change in control of our company, thereby preserving control of our company by current management.

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Our common stock is deemed to be a “penny stock,” which may make it more difficult for investors to sell their shares due to suitability requirements.

Our common stock is deemed to be a “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This classification reduces the potential market for our common stock by reducing the number of potential investors. This would be detrimental to the development of active trading in our common stock and make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This also could cause our stock price to decline or impede any increase in price. Penny stocks are stocks:

•	with a price of less than $4.00 per share;
•	that are not traded on a “recognized” national exchange; or
•	in issuers with net tangible assets less than $2 million (if the issuer has been in continuous operation for at least three years) or $10 million (if the issuer has been in continuous operation for less than three years), or with average revenues of less than $6 million for the last three years.

Broker-dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. Many broker-dealers will not offer penny stocks to their clients. Moreover, many investors are disinclined to purchase penny stocks.

If we raise additional funds through the issuance of equity or convertible debt securities, your ownership will be diluted.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership held by existing stockholders will be reduced, and new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants, which may limit our operating flexibility with respect to certain business matters.

Grants of stock options and other rights to our employees may dilute your stock ownership.

We plan to attract and retain employees in part by offering stock options and other purchase rights for a significant number of shares of our common stock. We intend to grant stock options to certain officers and directors of our company. The issuance of shares of common stock pursuant to such stock options, and stock options issued in the future, will have the effect of reducing the percentage of ownership in our company of our then existing stockholders.

FINRA sales practice requirements also may limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (known as “FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Before recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

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MARKET AND OTHER DATA

The industry and market data contained in this prospectus are based on independent industry publications, reports by market research firms or other published independent sources and, in each case, are believed by us to be reliable and accurate. However, industry and market data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. In addition, consumption patterns and customer preferences can and do change. The industry and market data sources upon which we relied are publicly available and were not prepared for our benefit or paid for by us.

USE OF PROCEEDS

With respect to shares of our common stock that may be offered and sold from time to time by the selling stockholders, we will receive no proceeds from the sale of shares of common stock in this offering.

With respect to up to 100,000,000 shares of common stock to be sold by us, unless we provide otherwise in a supplement to this prospectus, we intend to use the net proceeds from the sale of our securities for general corporate purposes, which may include one or more of the following:

•	to execute on our Plan of Operations described below under “Management’s Discussion and Analysis – Plan of Operations,” including the development of high quality content for our digital publications, advertising and marketing expenses and attracting and retaining highly talented professionals;

•	repayment of debt incurred in connection with the acquisition of HDIMAX, Inc.; and

•	working capital and other general corporate purposes.

•	We may also use a portion of the net proceeds to acquire other businesses, technologies or intellectual properties valuable to our business.

Our management will have broad discretion in the allocation of the net proceeds of any offering. Pending such uses, we intend to invest the net proceeds in short-term, investment grade, interest-bearing securities.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of common stock in the direct offering is related to the price at which shares have recently traded in the over the counter market, as follows: the offering price reflects a 15.9% premium to the trailing 20-trading day average of the closing bid and ask prices of our common stock. The price does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value.

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MARKET PRICE OF AND DIVIDENDS OF THE COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

(a) Market Information.

Our shares of common stock are not traded on a national exchange; rather, they are traded on the OTC Pink Current Information under the symbol “IDGG”. At December 29, 2014, the closing bid price for one share of our common stock was $0.40. The following table sets forth, for the periods indicated, the high and low trade prices for our common stock as reported on the on the OTC Pink Current Information. During 2012 and 2013, our common stock did not trade above $0.01.

Year ended December 31, 2014	High	Low
First Quarter	$0.18	$0.00
Second Quarter	0.62	0.00
Third Quarter	0.45	0.22
Fourth Quarter (through December 19, 2014)	0.92	0.07

The above table has been adjusted to reflect retrospective application of our 1-for-44 reverse stock split, effective November 12, 2014.

Trading in stocks quoted on the OTC Pink Current Information is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company’s operations or business prospects. We cannot assure you that there will be a market for our common stock in the future.

Our transfer agent is Continental Stock Transfer & Trust Company with an office at 17 Battery Place, 8th Floor, New York, New York 10004.

(b) Holders.

At December 19, 2014, there were 1,0543 stockholders of record of our company’s common stock. Company stockholders who hold their shares in electronic format in U.S. brokerage accounts are not deemed to be separate stockholders, as such shares are held of record by CEDE and Co., which is counted by our company’s transfer agent as a single stockholder of record. As of December 19, 2014, there were 758,064,846 shares of our company’s common stock issued and outstanding, and no shares of our preferred stock issued and outstanding.

(c) Dividends.

During the most recent fiscal year, we did not declare or pay cash dividends. Our company does not intend to pay cash dividends on its common stock in the foreseeable future. We anticipate retaining earnings (if any) for investing in our business and increasing our working capital. We are not subject to restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent.

(d) Securities Authorized for Issuance under Equity Compensation Plans.

We have one equity compensation plan, our company’s 2007 Stock Option Plan. See “Executive Compensation—2007 Stock Option Plan.” Set forth in the table below are (a) the number of shares of our common stock to be issued upon the exercise of outstanding options, (b) the weighted-average exercise price of the outstanding options and (c) other than shares of our common stock to be issued upon the exercise of the outstanding options, the number of shares of our common stock remaining available for future issuance under our company’s 2007 Stock Option Plan as of December 19, 2014.

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The following table summarizes certain information regarding our 2007 Stock Option Plan as of December 19, 2014:

Equity Compensation Plan Information
			Number of securities
			remaining available for
			future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan category	warrants and rights	warrants and rights	column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	568,182	$6.60	340,909
Equity compensation plans not approved by security holders	871,591	$0.88	N/A
Total	1,439,773		340,909

The above table has been adjusted to reflect retrospective application of our 1-for-44 reverse stock split, effective November 12, 2014.

2007 Stock Option Plan

Before December 31, 2011, we issued options to both employees and non-employees under our 2007 Stock Option Plan, which reserved 909,091 shares of common stock pursuant to the issuance of stock options under the Plan. As of December 19, 2014, we had 568,182 shares of common stock subject to outstanding common stock options with a weighted average exercise price of $6.60. As of December 19, 2014, 340,909 shares of common stock were available for future award grants under the 2007 Stock Option Plan.

In addition, we issued warrants to employees and non-employees not reserved under a formal Plan. As of December 19, 2014, we had 871,591 warrants outstanding with a weighted average exercise price of $0.88. All numbers relating to the 2007 Stock Option Plan have been adjusted to reflect the retrospective application of our 1-for-44 reverse stock split effective November 12, 2014.

BUSINESS

Corporate Overview

We were organized as a corporation under the laws of the State of Nevada on June 30, 1981. Since then, we have conducted several different lines of business from time to time. Since December 31, 2013, we engaged primarily in organizational efforts, seeking to settle outstanding obligations and re-establishing our regulatory compliance. After the acquisition of the majority of the outstanding shares of our company’s common stock by New Hope Partners LLC on or about October 3, 2013, our company’s primary objective was and has been to seek the acquisition of, or merger with, an existing operating company.

Our company’s address is 74 N. Pecos Road, Suite D, Henderson, Nevada 89074. Our company’s telephone number is (702) 463-8528.

Acquisition of HDIMAX, Inc.

On November 21, 2014, we underwent a change in control. In connection therewith, we have adopted a new business plan, engaged new management and determined not to pursue our former business plans.

Giving effect to the completion of the Merger and related transactions on November 21, 2014, the previous stockholder of HDIMAX, Inc. (“HDIMAX”) had beneficial ownership of approximately 94% of outstanding shares of common stock of the consolidated company as of November 21, 2014. Since the significant issuance of shares of common stock resulted in a change in control, the transaction has been accounted as a reverse acquisition in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) in which HDIMAX was considered the acquirer for accounting purposes while Indigo-Energy, Inc. was considered the acquirer for legal purposes. Subsequent to the Merger, we changed our corporate name to “HDIMAX MEDIA, Inc.” The reverse acquisition accounting treatment results in the continuation of the financial statements of HDIMAX with retroactive application to present the legal capital of HDIMAX MEDIA, Inc.

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Description of HDIMAX Business

Overview

HDIMAX MEDIA, Inc. (our “company” or “we” or “us”) currently conducts business through its subsidiary, HDIMAX, Inc. When referring to our company and using phrases such as “we” and “us,” our intent is to refer to HDIMAX MEDIA, Inc. and its subsidiary, HDIMAX, as a whole. Our corporate name changed from ‘Indigo-Energy, Inc.” to “HDIMAX MEDIA, Inc.” effective December 19, 2014, to reflect the company’s new primary business of HDIMAX. The contents of websites referenced in this prospectus are not incorporated herein by reference and do not constitute part of this prospectus.

HDIMAX is a digital publishing and broadcast company focused on delivering high-quality innovative content to consumers throughout the world via the internet. Our organic customer base, defined as individual consumers that become users through Facebook likes, Twitter sharing and re-tweets and other forms of user sharing who engage in our content offerings, drives the rapid expansion of individual consumer impressions that are essential in the further development of our brand recognition and effectiveness in our advertising programs and ecommerce offerings. By engaging our organic customer base and attracting new users, we believe we can provide our advertising customers and ecommerce partners opportunities to develop strategies specifically designed for our targeted demographics. Since we generate advertising revenue from the number of user impressions we achieve, and since successful ecommerce is dependent upon extended user engagement and experience satisfaction, exceptional content and other product offerings must be attractive to our individual users.

We provide our clients and customers advertising and ecommerce opportunities through engaging consumers on two websites, Frontlinewire.com and HDIMAX.com. Additionally, we have partnered with other brands under the control of our Chief Executive Officer, Rajinder Brar, to provide ecommerce support and infrastructure. These brands/websites include www.fashionstylemag.com, www.themanlife.com, www.thewomanlife.com and www.southasianlife.com.

A more detailed description of our company’s product delivery platforms is as follows:

Frontlinewire.com

Frontlinewire.com (“FLW”; www.frontlinewire.com) was developed to provide free news through its website, with applications for mobile devices and tablets. Our FLW brand provides up-to-the-minute news and insightful analysis, targeting individual consumers, that enables customers to stay informed throughout the world. With a focus on current world events, fashion and lifestyle news, sports and other points of interest, FLW offers advertisers and our other brand partners attractive customer demographics opportunities. Our FLW website and content delivery is initially designed to supplement our ability to increase the organic customer bases and brand awareness of our genre specific brands. The cross promotion opportunities provided by FLW are expected to allow us to increase our business development and increase the volume and range of impressions for our advertising customers and ecommerce partners.

HDIMAX.com

Through HDIMAX.com we expect to operate an internet television network delivering short programs, movies, documentaries and other original content and live sports and other events such as concerts.

HDIMAX.com’s content is readily available on computers and mobile devices both in the United States and internationally. The content posted on HDIMAX.com is available globally to individuals free of charge with unlimited access. We anticipate that our video offerings will include exclusively produced movies and shows of all lengths, live events and general programming and movies readily available on other websites, for which our competitors generally charge an access fee. We are cross-soliciting film and live event promoters, offering direct access to our targeted demographics in exchange for an up-front production fee. Additionally, by matching video and live event producers and promoters with our advertising customers, advertisers will have the ability to produce and embed user-targeted commercials in our streaming video offerings. We believe that, by providing entertaining and exclusively available content to our expanding individual customer base, our brand awareness will increase significantly, enabling us to develop strong relationships and retention rates with our advertisers, ecommerce and other brand partners.

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We recently completed the beta testing phase in which we focused our resources on identifying and developing our targeted organic customer base. The understanding of our organic customer base’s internet engagement experience, preferences and interests is instrumental to the development of our overall content strategy. In order to stimulate our consumer understanding, we experimented with the placement and size of ads in connection with various genres of content, primarily written and short films and stories provided by freelance developers. Finally, we were able to effectively design and implement our hosting infrastructure to provide large numbers of users the least impeded access to our content, advertising and ecommerce offerings.

Since completing the testing phase, we have begun accepting insertion orders for advertisements on our websites and those of our brand partners, on a cost per impression basis, as we build and offer access to our content library. As we continue to build our internal sales force and other administrative infrastructure, we have entered into a Master Services Agreement with a third party to provide all customer sales and support functions.

Brand Partners

We have entered into an Omnibus License Agreement with Fashion Style Mag, Inc. (which we refer to as the “FSM License Agreement”), an entity controlled by our Chief Executive Officer, Rajinder Brar, which allows us to leverage the brand awareness and growing organic customer base already established by the following online magazines: Fashion Style Mag, The Woman Life, The Man Life and The South Asian Life (collectively referred to herein as the “FSM online publications”). Under the FSM License Agreement, HDIMAX has been granted the rights to use, sell, copy, promote, publish, distribute and exploit the FSM online publications and the intellectual property assets related thereto. In exchange for this license, HDIMAX has agreed to pay Fashion Style Mag a royalty equal to twenty percent (20%) of the gross revenue derived therefrom, up to a maximum royalty of $450,000 per month.

In addition to the FSM License Agreement, we intend to enter into additional agreements with Fashion Style Mag, including ecommerce services, advertising development and customer relationship support and other management services. The objective behind such additional agreements would be to seek administrative cost savings, increased business and marketing development and cross brand promotion increasing our overall number of impressions.

We also have entered into an amended and restated option agreement with Fashion Style Mag, pursuant to which we have the option to acquire outright all of the outstanding stock of Fashion Style Mag, Inc on or before December 31, 2015, in a fair market value purchase involving cash and/or stock. Of the merger consideration payable to the former owners of HDIMAX, 7,500,000 shares of our common stock were held back pending the exercise of this option. Assuming we exercise the option to acquire Fashion Style Mag before December 31, 2015, the 7,500,000 shares will be released from the holdback and issued to the former holders of HDIMAX, Inc. If for any reason we do not exercise the option to acquire Fashion Style Mag before December 31, 2015, then these holdback shares will be cancelled.

The following is a discussion of the brands and online magazines owned by Fashion Style Mag, Inc.:

Fashion Style Magazine (www.fashionstylemag.com)

Rajinder Brar, our Chief Executive Officer, created Fashion Style Magazine in 2009 with a focus on providing individual consumers, primarily women, with a digital destination for the latest news and insights in fashion, beauty tips, designer trends, celebrity news, up-to-date news and insights in the world of fashion and beauty. Since its creation, Fashion Style Magazine has experienced significant growth in the number of interactions, unique users, impressions and new fans on social media. For example, during the 30 day period ended October 28, 2014, total fan engagement on brand posts significantly outpaced that of Fashion Style Magazine’s competitors including: Elle Magazine, Cosmopolitan, Vogue and Vanity Fair; as tracked by Simply Measured ©.

We believe that, due to its loyal social media following and organic customer base, fashionstylemag.com is an attractive high fashion and beauty marketing option for our advertising customers and our ecommerce partners.

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The Woman Life (www.thewomanlife.com)

Rajinder Brar, our Chief Executive Officer, created The Woman Life in 2009 providing current news and trends in health, fitness, fashion and beauty, and helpful lifestyle tips, from a women’s perspective with a target audience of individual consumers, primarily women. Since its initial appearance in 2009, The Woman Life has generated over 750,000 Facebook fans, of which approximately 84% are women. According to recent statistics published by Facebook Insights and Simply Measured ©, the average monthly user engagement on the site is over 15 million. We believe that our partnership with The Woman Life will provide attractive demographics for our advertising and ecommerce customers. Based on the unique visitors noted above, our advertisers and ecommerce would have access to a minimum of 80 million monthly website ad impressions.

The South Asian Life (www.southasianlife.com)

Created by Rajinder Brar, our Chief Executive Officer, in April 2000, The South Asian Life initially targeted individual consumers, specifically women from South Asia living in North America, by providing the latest in fashion, beauty tips and health trends. Since beginning in 2000, The South Asian Life has developed over 2.8 million Facebook fans, of which 73% are women. The primary demographics of the site appear to be educated and affluent individuals with Eastern Indian and Pakistani heritage. These demographics provide focused access to a large niche for our advertisers and ecommerce partners.

The Man Life (www.themanlife.com)

The desire to create a new source for Men’s lifestyle inspired Rajinder Brar, our Chief Executive Officer, to start The Man Life. At themanlife.com, targeted male and other individual consumers can expect to find tips and insights on health, nutrition, fitness, relationships, careers, style, outdoors, sports, cars, women and entertainment. We believe the male ecommerce markets are largely under-exploited and by providing engaging and unique content and other high quality product offerings this brand is positioned to take advantage of the expected growth in male initiated online buying.

Advertising

Our advertising program, which provides our customers many different options, is designed to maximize relevance to search queries or web content. Our advertising options allow our customers to create ads of any sort to appear beside related search results or web content on our websites and include:

•	Display Advertising – This includes banner ads and consists of text and graphics based ads that appear next to content relevant to the various product offerings. We offer these banner ads in several sizes, allowing for each to contain logos, pictures, other graphics and video.

•	Display Advertorials – Display advertorials are advertisements in the form of editorial content and designed to provide consumers additional insights to our customers’ products or services. Advertorials are generally limited to 500 words and may be created by our content development staff or may be provided directly by the customer or the customer’s representative. Advertorials are believed to be the most cost-effective digital advertising, based on their high search engine optimization.

•	Native Advertising – Native advertising programs are designed to specifically match content and advertising directed at smaller, targeted groups of users based on specific interests.

•	Video Advertising – Similar to television commercials widely seen on network TV, video advertisements will run throughout some of our streaming video offerings.

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Most of our customers, regardless of the above option(s) selected, pay us on a cost-per-impression (“CPM”) basis, which means that an advertiser pays us based on the number of times such advertiser’s ads appear on our websites and the websites of our brand partners. As part of our beta testing, subsequent launch and on-going growth and brand awareness, we have and continue to invest significant resources in improving our advertising offerings and content in order to attract more customers. We believe attracting and retaining advertising customers is dependent on our ability to develop relevant, well-targeted, social and well-integrated content in order to enhance the user experience. We further believe enhancing user experience is critical to the monetization of our demographic reach.

In order to continue improving and assist our advertising clients effectively reach their targets, we engage independent third parties to provide us specific user analytics, metrics and measurement tools. By understanding these data, we believe will be able to effectively monetize our user experience while increasing return on ad spend for our advertising customers.

We are in the process of building our internal advertising operations department, which will consist of regional teams responsible for ad placement and timing, monitoring activities and generating new customers and users. As we build these internal teams, we use a third party to manage all facets of advertising operations.

Ecommerce

According to a recent study conducted by AmeriCommerce®, worldwide online retail sales are expected to reach $370 billion by 2017, including $220 billion expected in the United States. Through increasing brand awareness, organic customer base and targeted demographics, we believe our websites and those of our brand partners are positioned to greatly benefit from the expected overall increase in worldwide online consumer spending. We are positioning our product offerings to provide consumers the best online shopping experience through our websites focused on selection, price and convenience.

Our websites, and those of our brand partners, are designed to provide customers, including direct access through mobile apps, to view and purchase thousands of products, some of which we expect to be exclusively available through us.

We have entered into an Associates Program Operating Agreement with Amazon.com, widely accepted as the most well-known internet retailer, to initially provide all ecommerce support and product fulfillment services. Under this arrangement, we will receive a fixed percentage fee from every transaction.

Sales and Support

Currently, all of our advertising, sales, support, revenue generation, tracking and collection efforts are provided by one third party vendor. Additionally, our ecommerce support and fulfillment operations are managed by one vendor, although separate from our advertising service provider. A deterioration in our relationship with either of these service providers likely will result in the interruption of business plan and likely will result in adverse impacts on our financial results and future performance; however, we have backup relationships in place to limit and mitigate our exposure.

We are developing and growing our sales and support infrastructure. When we are in a position to perform these functions internally, with a goal of mid calendar 2015, we expect to initially operate from leased offices in Ontario, Canada and New York, New York.

Marketing

We are focusing on the continued growth and recognition of our brands through providing meaningful content and high-quality products and consumer experience. Our marketing, promotional and public relations activities are designed to promote the HDIMAX brand image and differentiate it from competitors. In doing so, we believe our organic customer base will grow rapidly and provide our customers with increasing impressions, allowing for maximization of advertising efforts.

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Through the end of calendar 2015 our marketing efforts will primarily be geared towards increasing our customer base and developing relationships with content producers and promoters.

For additional discussion surrounding these activities, please refer to the “Plan of Operations” portion of Item 2 – Financial Information, under Management’s Discussion & Analysis of Financial Condition and Results of Operations.

Intellectual Property

We regard the protection and enforcement of intellectual property rights in our technology platforms to be important to the future success of our company. As a result, we consider the acquisition and maintenance of certain protectable and enforceable rights sounding in patent, trademark, copyright, trade dress, trade secret and know how in those technology platforms to be important to the future growth of our company, and in that regard we intend to continue to maintain and to formalize on a going forward basis rights in our service marks, our trademarks, our copyrighted materials and content, our websites, our domain names and our patentable business methods, as needed. With respect to our trade secrets and know how in our technology platforms, we have and will continue to maintain a regime of entering into protective confidentiality and intellectual property license agreements with our employees, our customers, our partners and other third parties to protect our confidential technology and business information. We expect to continue and to redouble our efforts with respect to the acquisition of certain formalized intellectual property rights, as necessary, going forward.

Competition

Our business is characterized by rapid change and converging, as well as new and disruptive, technologies. We face formidable competition in every aspect of our business, particularly from companies that seek to connect people with information on the web and provide them with relevant advertising. Our advertising business faces competition from:

•	Various types of search engines, ecommerce websites, news-based content providers and other media and entertainment based sites. Many of these sites have more established brands and possess significant financial resources causing significant barriers to entry.
•	Other forms of advertising, such as television, radio, newspapers, magazines, billboards and yellow pages, for ad dollars. Our advertisers typically advertise in multiple media, both online and offline.
•	Providers of online products and services. Our online products and services compete directly with new and established companies, which offer communication, information and entertainment services integrated into their products or media properties.

Our ecommerce business is rapidly evolving and intensely competitive. Many of our current and potential competitors have greater resources, longer histories, more customers and greater brand recognition. They may secure better terms from suppliers, adopt more aggressive pricing and devote more resources to technology, infrastructure, fulfillment and marketing. Other companies also may enter into business combinations or alliances that strengthen their competitive positions. Our ecommerce business faces competition from:

•	Physical-world retailers, publishers, vendors, distributors, manufacturers and producers of our products.
•	Other online ecommerce and mobile ecommerce sites, including sites that sell or distribute digital content.
•	Media companies, web portals, comparison shopping websites and web search engines, either directly or in collaboration with other retailers.
•	Companies that provide ecommerce services, including website development, fulfillment, customer service and payment processing.
•	Companies that provide information storage or computing services or products, including infrastructure and other web services.
•	Companies that design, manufacture, market or sell consumer electronics, telecommunication and electronic devices. We believe that the principal competitive factors in our retail businesses include selection, price and convenience, including fast and reliable fulfillment. Additional competitive factors for our seller and enterprise services include the quality, speed and reliability of our services and tools.

We compete to attract and retain users, for whom other products and services are literally one click away, primarily on the basis of the relevance and usefulness of our content, features, availability and ease of use of our products and services.

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Seasonality

We do not expect seasonality to have a material impact on our business. As we expand our ecommerce business, we may experience seasonality in our sales volumes.

Research and Development

Our research and development has been performed historically by our Chief Executive Officer, Rajinder Brar, with no material third party costs incurred. We do not expect to incur material research and development costs for the next 12 months.

Content Strategy

Throughout our initial testing phase, our Chief Executive Officer and Chief Content Officer developed and maintained the majority of the content available on our websites and those of our brand partners. In order to fully execute our business strategy, we will be reliant on third party writers, producers, image services, news services and licensing partners.

Our business model and content strategy is based around our ability to sell advertising, taking advantage of the careful monitoring and analyzing of our consumer demographics. We believe our model provides our advertisers the ability to achieve significant value in their marketing strategy, through knowing their audience in advance. If we effectively monetize our user demographics and experience satisfaction, we believe this would serve as a competitive strength as we seek to enter into favorable licensing and revenue sharing arrangements with our content developers and licensing partners. We anticipate that such arrangements would allow for global individual consumers to access live streaming events, movies, television shows and other product offerings free of charge.

Video

We believe the growing demand for streaming entertainment, increasingly available on mobile devices and tablets, is evident from the increasing development activity from major cable networks, film and production studios, and sports leagues to name a few. Companies like NetFlix, one of the first and most well-known brands streaming digital content, have experienced extreme success in rapidly building their brands and market share while monetizing that success by requiring users to pay fees. We believe that our business model and content strategy allows us to provide users a unique and entertaining streaming digital experience free of charge and with unlimited access.

As part of our overall content strategy, approximately 60% of our websites consist of streaming video of all genres, including family and child friendly offerings.

Our streaming platform is designed to allow aspiring film, short film and television directors/producers to showcase their accomplishments in addition to showings of other first run movies and live streaming concerts and sporting events. We anticipate that our movies, short films and television shows will include various genres, such as documentaries, docu-series, biopics and children’s programming. Our strategy and safety policies strictly prohibit the streaming of adult entertainment or any form of pornography.

We also are seeking commercial arrangements with concert and sporting event promoters in which we would charge them a production fee to reach the targeted demographics that our websites and brand partners provide. Additionally, our officers have relationships with a significant number of freelance video contributors. Throughout 2014 our Chief Executive Officer, Rajinder Brar, has been actively pursuing exclusive consulting arrangements with well-known contributors within our target demographics.

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Editorial and News

Our news and editorial offerings are intended to make up approximately 10% of overall content mix. By closely studying our consumer demographics and user experience data, we intend to provide relevant and thoughtful stories and insights in current events, fashion, beauty, lifestyle trends and choices and other areas of interest more fully described above in our website and brand partner Overview section. In this regard, we have secured an agreement with leading news provider, Thomson Reuters.

During her years of experience in the world of digital print and photography publishing and editing, our Chief Content Officer has cultivated relationships with leading industry professionals specific to our targeted demographics. Through this knowledge, experience and content placement ability, we believe we will be effective in increasing overall user engagement and brand awareness.

Photography and Imaging

Approximately 30% of our websites, and those of our brand partners, are dedicated to still photography and other imaging. We believe that attractive imaging is a key component to attracting consumers, enhancing the overall user experience and monetizing advertising impression. We have done extensive research in image makeup and placement and continue to improve the overall customer experience that we believe to be critical to our ability to provide our advertising customers opportunities to reach and engage their targeted audience.

Initially, over 90% of our total content offerings will come from freelance or other third party providers and coordinated under the direct supervision of our Chief Executive Officer and our Chief Content Officer. We have begun the process of assembling an internal team of content development professionals and expect to have key portions of the team in place by the end of 2015. In order to attract these individuals, we will be required to expend at levels at least as high as our primary competitors, most of which have significantly greater financial resources than we do.

Please see the “Plan of Operations” portion of “Item 2 – Financial Information, under Management’s Discussion & Analysis of Financial Condition and Results of Operations” in this Report, for further information regarding our short-term content strategy.

Government Regulation

We are subject to numerous domestic and foreign laws and regulations covering a wide variety of subject matter. New laws and regulations (or new interpretations of existing laws and regulations) also may impact our business. The costs of compliance with these laws and regulations are high and are likely to increase in the future. Any failure on our part to comply with these laws may subject us to significant liabilities and other penalties.

Employees

We presently have four full-time corporate officers.

Our operations are overseen directly by our corporate officers. Our officers oversee all responsibilities in the areas of corporate administration, business development and research.

We intend to expand our current sales and marketing teams; administrative teams; and content and business development teams. Competition for qualified personnel in our industry is intense.

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Where You Can Find More Information

We file annual, quarterly and other requisite filings with the U.S. Securities and Exchange Commission (the “SEC”). Members of the public may read and copy materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Members of the public may obtain additional information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. That site is located at http://www.sec.gov.

You also may request a copy of our filings, at no cost, by writing or telephoning us at:

HDIMAX MEDIA, Inc.

74 N. Pecos Road, Suite D

Henderson, Nevada 89074

Telephone: (702) 463-8528

Attention: Investor Relations

Consequence of Delays

The timing and successful execution of our overall business strategy is dependent upon our current ability to raise additional capital at terms favorable to us. If outside funds are not obtained through the sale of securities or other financing arrangements, the Company’s revenues will be limited.

DESCRIPTION OF PROPERTY

Our current principal corporate office has approximately 1,000 square feet and is located at 9225 Jane Street, Vaughan (Ontario) L6A 0J7, Canada. We also lease office space at 74 N. Pecos Road, Suite D, Henderson, Nevada 89074. In addition to these corporate offices, we intend to lease additional offices in Manhattan, New York. These facilities are believed to be sufficient to accommodate our principal administrative, finance, and sales operations. We do not own any real property. We believe our existing properties are adequate for our current operations for at least the next twelve months.

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

Upon completion of the reverse acquisition on November 21, 2014, HDIMAX, Inc. became a wholly owned subsidiary of the Indigo-Energy, Inc. and currently serves as an operating subsidiary. Indigo-Energy, Inc. was renamed “HDIMAX MEDIA, Inc.” effective December 19, 2014. The following Management’s Discussion and Analysis is intended to help the reader understand the results of operations of HDIMAX, Inc. Please note that this prospectus contains financial statements of HDIMAX, Inc., a Delaware corporation, for the period from inception (May 24, 2014) through September 30, 2014.

Overview

On November 21, 2014, we completed the reverse acquisition of HDIMAX, Inc. As a result of this acquisition of HDIMAX, Inc., we became a digital publishing and broadcast company focused on delivering engaging and entertaining print and video content. HDIMAX, Inc. strives to create meaningful content for users through strategy and innovation in the digital space. We believe that, by providing elegantly designed websites, complete with engaging content and relevant product offerings, we will provide a unique internet based experience attractive to clients and consumers worldwide.

By developing brand awareness and correspondingly expanding our consumer base, we sell advertising space and provide third parties with an online marketplace to sell their products for which we collect a percentage of the selling price. We currently use third parties to manage all facets of our advertising programs, including customer generation, advertising operations and customer billing and collections functions. Our ecommerce business, including order fulfillment and consumer billing and collections, are provided through Amazon.com, widely known as the leading internet retailer.

We provide our clients and customers advertising and ecommerce opportunities through engaging consumers on two websites, Frontlinewire.com and HDIMAX.com, as well as through brand partners resulting from a License Agreement with Fashion Style Mag, Inc., an entity majority-owned controlled by our Chief Executive Officer, Rajinder Brar.

Since the operations and assets of HDIMAX, Inc. represent our on-going business, the following management’s discussion and analysis provides information and analysis associated with our advertising and ecommerce operations. Certain material amounts associated with the operations of Indigo-Energy, Inc. as a shell company before the completion of the Merger with HDIMAX, Inc. are included as applicable for additional informational purposes and generally do not provide indications of our future operational results.

The following discussion of the financial condition and results of operations should be read together with the audited financial statements of HDIMAX, Inc. for the period from inception on May 24, 2014 to September 30, 2014 included in the registration statement of which this prospectus is a part.

The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this Report, particularly in the section entitled “Risk Factors”.

The financial statements and dollar amounts included herein are stated in United States dollars and are prepared in accordance with United States generally accepted accounting principles.

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Results of Operations

Revenue

Since inception through September 30, 2014, the Company was in a beta testing phase in which it did not seek or recognize any revenue generating advertisements or offer any products or services on its websites. During this phase, we relied on third parties to provide advertising customers with ads consisting only of banner placements. Such reliance resulted in us receiving revenue at prices per impression well below those achievable through direct customer interaction. Since we were reliant on third party providers, and did not possess the resources necessary to develop and present engaging and entertaining content, we recognized less than $500 of click through gross revenue. As we continue to build our content libraries, customer base and brand awareness, we expect to increase our price per impressions going forward. Our ability to increase our prices per impression and corresponding revenues is directly correlated with our ability to spend the resources necessary to provide cutting edge content aimed at our targeted consumers demographics, which will require us to raise additional capital in the next three to six months.

For the period ended September 30, 2014 we did not generate any revenue from our planned ecommerce business as we were in beta testing mode. In early November 2014, we entered into an Associates Program Operating Agreement with Amazon.com pursuant to which Amazon.com will provide the fulfillment and support services for the products sold on our websites and those of our brand partners in which we will receive a percentage of the purchase price of all products sold. We expect to have this portion of business fully operational and available for consumers to make purchases in the first quarter of 2015.

Sales and Marketing

During the period ended September 30, 2014, we incurred sales and marketing expenses of $211,742, primarily paid on behalf of our brand partners, to image providers, free-lance editorial providers, other business promotional efforts and relationship management in pursuit of increasing and enhancing user engagement, growing our overall customer base and brand awareness and increasing our advertising customer base. Despite completing our testing phase, our company is in the early stages of development, which requires an on-going, comprehensive sales and marketing program. Correspondingly, we expect significant increases in these expenditures throughout 2015.

Professional Fees

Our professional fees for the period ended September 30, 2014 represented our largest expenditures totaling $387,906. These professional fees consist of legal fees of approximately $67,000; audit and accounting fees of approximately $129,000; and approximately $192,000 of management consulting fees. We incurred these fees primarily for our company’s organization efforts and the preparation for, and the execution of, the merger transaction. We expect these professional fees to continue at their current levels or increase as we continue to build our internal workforce, expand our brand awareness and normalize our operations.

General and Administrative

Our general and administrative expenses of $19,281 are primarily related to our corporation formation activities. We expect our general and administrative fees to increase substantially as we continue to build our business inclusive of leasing office space, adding new employees and related burden and other related costs associated with growing our business and the corresponding administrative infrastructure.

Interest Expense

We incurred interest expense on our short-term loans that were due to Indigo-Energy, Inc. totaling $4,452.

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Liquidity and Capital Resources

Working Capital

At September 30, 2014, we had a working capital deficit of approximately $168,000, exclusive of our related party note payable outstanding as of that date. Our working capital at September 30, 2014 is not currently sufficient to meet our operations inclusive of plans for rapid growth. Our current liabilities totaling approximately $163,000 are due for professional fees associated with the merger transaction as well as corporate administrative costs. Additionally, our ability to execute our content strategy and meet our day to day liquidity needs through the first quarter of 2015 requires us to raise additional capital.

Accordingly, our plans presented in this Report, particularly under “Plan of Operations” below, are dependent upon our ability to raise significant capital in the near term. If we are unsuccessful in generating sufficient cash through operations or raising additional capital through means such as debt issuances, equity offerings or short-term advances from related parties, we will be required to significantly reduce our operational efforts and curtail our rapid growth strategy. Further, as of the date of this Report we do not have any firm funding commitment.

Cash Flow

Cash Used in Operating Activities

Our cash used in operations totaling approximately $407,000 and primarily consisted of payments to service providers to prepare for, and assist in the completion of, the merger transaction and to maintain relationships with image providers and content developers. For the near term, and under informal agreements, many of our services providers have agreed to defer payment until we increase our liquidity, which resulted in off-sets to our net loss and cash used in operations totaling approximately $212,000. As noted above, we will require additional capital in order to monetize our content strategy and overall plan of operations.

Cash Provided by Financing Activities

All of our cash for the period was provided by Indigo on short-term notes payable bases. The proceeds from the notes payable were funded through the issuance of 2,272,727 shares of common stock of Indigo-Energy, Inc. before the Merger, on a post reverse split basis. Upon completion of the Merger, the note payable was forgiven and was recognized as additional paid in capital.

The financial requirements of our company for the next 12 months will depend on our ability to raise the money we require through equity or debt financing. There is no assurance that we will be able to obtain further funds required for our continued operations or that additional financing will be available to us when needed or, if available, that it can be obtained on reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our other obligations as they become due, and we will be forced to scale down or perhaps even cease our operations. As of the date of this Report we do not have any firm funding commitment.

Plan of Operations

While our officers have extensive experience in digital publishing and broadcasting, our company is in the early stages of pursuing our mission to entertain a global audience through content that we license or produce in fashion & beauty, sports, movies, TV shoes, comedy, music, food and health and fitness. We believe our business model and content strategy gives us a significant opportunity to deliver value to users, developers and marketers while realizing our monetization objectives. Keys to meeting our objectives include, but are not limited to:

•	A strong ad operation setup internally to sell across all of the websites.
•	A strong internet/external content strategy.
•	A strong original digital television content.
•	A strong digital television licensed content.
•	A strong marketing strategy to promote our content on social media and top consumer websites.

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Capital Raising Efforts

The timing and successful execution of our overall business strategy is dependent upon our current ability to raise additional capital at terms favorable to us. Our officers and directors have spent significant time and effort cultivating relationships with individuals and entities that may be interested in investing in our company.

Develop High Quality and Entertaining Content to Increase User Engagement

We expect to spend up to approximately $1-2 million dollars on the production of a series of originally created and exclusively available half-hour long comedy, dramatic and romance television shows by the end of the first quarter of 2015. Additionally, many of our licensing partners require non-refundable prepaid royalty payments in order to present their content on our sites and those of our brand partners. The majority of the costs incurred with this type of third party content development are paid through revenue sharing arrangements in which the vendors receive a percentage of the impression revenue from our advertising basis.

We prioritize product development investments that we believe will drive user engagement. One of our critical, near-term uses of funds is to significantly improve and expand our content library and unique offerings. For example, our expenditures likely will include, at least partial, up-front payments to movie and live event producers and/or promoters. Key to increasing our content offerings is our ability to analyze and organize vast amounts of information in real time to enable us to select the unique content that we believe will be most interesting to show to each user. We are focused on providing entertaining content and other products to increase engagement, representing a core part of our strategy to maximize our long-term business performance.

Marketing and Business Development

As at September 30, 2014, we had spent over $200,000 on sales and marketing expenses, reflecting our commitment to invest to improve our ad products in order to attract more customers to work with us, to create more value for marketers and to enhance marketers’ ability to make their advertising more relevant for users. Our advertising strategy centers on the belief that, with ad products that are relevant, well-targeted, social and well-integrated with our content offerings, we can enhance the user experience while providing an attractive return for marketers. We expect to continue to spend significantly in order to grow our brand awareness, develop relevant ecommerce partner relationships and increase advertising value.

Attract and Retain Highly Talented Management and Professional Consultants

The technology industry is highly competitive and heavily dependent upon attracting and maintaining innovative and experienced individuals. We are heavily dependent on our officer group, and loss of the services of these officers, particularly Rajinder Brar, our Chief Executive Officer, could have a material impact on our ability to implement our business plan.

Based on our value based approach, we seek to engage legal, accounting and other management consulting professionals upon the completion of extensive due diligence processes accounting for experience level, customer satisfaction and cost comparisons.

Build Infrastructure to Provide Robust and Reliable Product Experience While Protecting Our Intellectual Property, Building and Maintaining User Trust, and Protect User Privacy

We are investing in software and hardware infrastructure that enables us to provide a unique, personalized experience to each of our users around the world. We believe the speed and reliability of our products are important competitive advantages.

Trust is a cornerstone of our business. We dedicate significant resources to the goal of building user trust through developing and implementing programs designed to protect user privacy, promote a safe environment and assure the security of user data. The resources we dedicate to this goal include engineers, analysts, lawyers, policy experts and operations specialists, as well as hardware and software from leading vendors and solutions we have designed and built.

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We continue to build new procedural safeguards as part of our comprehensive privacy program. These include a dedicated team of privacy professionals who are involved in new product and feature development from design through launch; ongoing review and monitoring of the way data is handled by existing features and applications; and rigorous data security practices. We regularly work with online privacy and safety experts and regulators around the world to ensure compliance with the law and adherence to industry best practices.

We invest in technology, processes and people as part of our commitment to safeguarding our users’ information. We use a variety of techniques to protect the data that we are entrusted with, and we rely on multiple layers of network segregation using firewalls to protect against attacks or unauthorized access. We also employ proprietary technologies to protect our users. For example, if we suspect that a user’s account may have been compromised, we may use a process that we refer to as “social authentication” to validate that the person accessing the account is the actual account holder. The process of social authentication may include asking the person accessing the account to identify photos of the account holder’s friends. Our third party security consultants actively scan for security vulnerabilities using commercial tools, penetration tests, code security reviews and internal and external audits. We also have a network of geographically distributed single-tenant data centers, and we take measures to protect the information stored in these data centers.

We invest extensively in advertising technology capable of serving billions of ad impressions every day while maximizing the relevance of each impression to selected users based on the information that users have chosen to share. Our system manages our entire set of ads, the selected audiences and the marketers’ bids to determine which ads to show each person and how to display them for every page on Facebook. We use an advanced user action prediction system that weighs many real-time updated features using automated learning techniques. Our technology incorporates the estimated user action rate with both the marketer’s bid and a user relevancy signal to select what we believe to be the optimal ads to show.

Off Balance Sheet Arrangements

We currently do not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America and have been presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These accounting principles require management to use estimates, judgments and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and revenues and expenses during the reporting period.

Our accounting policies that require significant management judgment and estimates include:

Revenue Recognition for Payments and Other Fees

We recognize revenues when the services or products have been provided or delivered, the fees we charge are fixed or determinable, we and our advertisers or other customers understand the specific nature and terms of the agreed upon transactions, and collectability is reasonably assured.

Most of our advertising customers pay on a cost-per-impression basis that enables advertisers to pay us based on the number of times their ads display on our websites.

For the sale of certain third-party products and services, we recognize revenue on a negotiated commission rate as a percentage of the gross amount billed to the customers.

Quantitative and Qualitative Disclosures About Market Risk

Under the scaled disclosure requirements applicable to smaller reporting companies (as defined in Item 10(f)(1) of Regulation S-K), we are not required to report quantitative and qualitative disclosures about market risk specified in Item 305 of Regulation S-K.

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DIRECTORS AND EXECUTIVE OFFICERS

The following individuals serve as directors and executive officers of our company. All directors of our company hold office until the next annual meeting of our stockholders or until their successors have been elected and qualified. The executive officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office.

Name	Position	Age	Date First Elected or Appointed
Rajinder Brar	Chief Executive Officer, President, Chief Financial Officer and Director	41	November 21, 2014
Aneliya Vasilieva	Chief Content Officer and Director	27	November 21, 2014
Myles A. Pressey III	Chief Business Development Officer and Director	57	November 21, 2014
Stanley L. Teeple	Chief Compliance Officer	63	December 3, 2014

Each director of our company serves until the next annual meeting of stockholders and until his successor has been elected and qualified.

Set forth below is biographical information regarding the directors, officers and significant employees of our company as of December 19, 2014.

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director and executive officer, indicating the person’s principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Rajinder (Raaj) Brar

Over the past 14 years, Mr. Brar has been the creator of websites offering a wide range of content available throughout the world. Mr. Brar has developed all the back end Content Management System (CMS) custom work for his owned and operated websites, including those of our company and brand partners. Many of Mr. Brar’s websites are in an online magazine format with a fashion, beauty and lifestyle offering focus. During this period, Mr. Brar has developed an extensive knowledge base in the buying habits, media habits, product preferences and cultural idiosyncrasies of our target demographics. Mr. Brar is the founder and owner several other websites including: fashionstylemag.com, thewomanlife.com, southasianlife.com and themanlife.com. Mr. Brar started his professional career as an Account Executive for various advertising agencies in Vancouver Canada.

Aneliya Vasilieva

Since 2009, Ms. Vasilieva has held roles in the areas of investor relations and brand development. From 2009 to 2010, Ms. Vasilieva was a relationship manager for the investor relations firm, Terra, Ltd., where her responsibilities included overseeing customer’s complete investor relation programs in providing press releases, monitoring investor coverage and research and developing and expanding shareholder relationships. After leaving Terra, Ltd. in 2010, Ms. Vasilieva pursued fashion and beauty interests independently until meeting our Chief Executive Officer, Rajinder Brar, in November 2011. Since developing her relationship with Mr. Brar in November 2011 and through their shared passion for fashion and beauty, Ms. Vasilieva has held content production, management and editorial roles for our websites and those of our brand partners. Ms. Vasilieva holds a Bachelor’s Degree in Psychology from the University of Sofia in Sofia, Bulgaria.

Ms. Vasilieva’s social media, fashion and beauty and relationship management experience are believed to be crucial in reaching our target demographics and providing relevant and entertaining content on a current basis.

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Myles A. Pressey III

Throughout his career, Mr. Pressey served in many roles in investment and relationship management. Mr. Pressey has provided financial advisor services to high net worth individuals, represented retired professional basketball players in sponsorship deals and negotiated and managed endorsement and television appearance deals for athletes and entertainers. Since 2012, Mr. Pressey has owned and operated Regency Park Entertainment, an independent film production and finance company. From 2010 to 2012, Mr. Pressey was the Managing Director of Film & Media at Sun Center Studios, Pennsylvania’s only state-of-the-art sound stage facility and campus dedicated to servicing major film and television production companies within the entertainment industry. Before joining Sun Center Studios in 2010, Mr. Pressey served as the Chief Executive Officer of Pressey Padell Sports & Entertainment, which was founded in 2008 and focused on all facets of business management for athletes and entertainers. Pressey Padell Sports & Entertainment handled not only endorsements and TV appearances but also guided each athlete and entertainer, and their families through all of their financial, marketing and endorsement matters.

Before establishing Pressey Padell Sports & Entertainment, Mr. Pressey held various business and investment management roles. Mr. Pressey holds a Bachelor of Arts Degree in Business from Antioch University.

Mr. Pressey’s experience with current and retired professional athletes, entertainers, capital market and investment and business management is critical to our content, marketing and business development strategy that is centered around our ability to establish and maintain long-term relationships with content providers across all of our media offerings.

Stanley L. Teeple

During the last five years, as President of Stan Teeple, Inc. Mr. Teeple has provided services as Chief Financial Officer for Indigo-Energy, Inc. a publicly traded company in the oil and gas exploration business from 2006 through 2012, as Interim Chief Financial Officer for Versant International, Inc. an investment holding company during 2013, and as Chief Financial Officer for Element Renewal, a private water treatment company during 2014. Over the last 30 years Stan has held numerous senior management positions in a number of public and private companies across a broad spectrum of industries. Additionally he has operated and worked for various court appointed trustees and principals as CEO, COO, and CFO in the entertainment, pharmaceuticals, food, travel, and tech industries. He presently operates his consulting business on a project-to-project basis, and holds various other directorships. His businesses operational strengths include knowing how to manage and maximize the resources and preserve the integrity of a company from start-up through to maturity.

Family Relationships

There are no family relationships among our directors or officers.

Conflicts Of Interest

Our directors and officers are subject to restrictions regarding opportunities that may compete with our company’s business plan. New opportunities that are brought to the attention of our directors and officers must be presented to our Board of Directors and made available to our company for consideration and review under principles of state law corporate opportunity doctrines.

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Involvement in Certain Legal Proceedings

None of our directors or executive officers have been involved in any of the following events during the past ten years:

(a)	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years before that time;

(b)	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

(c)	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

(d)	being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

(e)	being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) any federal or state securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease- and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(f)	being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

Summary Compensation Table

Name ($)	Year ($)	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)	Non- Equity Incentive Plan Comp ($)	Non- qualified Deferred Comp. Earnings ($)	All Other Comp. ($)	TOTAL ($)
Rajinder Brar (1)	2014	–	–	–	–	–	–	–	–
	2013	–	–	–	–	–	–	–	–
James C. Walter Sr. (2)	2014	–	–	$476,875	–	–	–	–	$476,875
	2013	–	–	–	–	–	–	–	–

(1)	On November 21, 2014 Mr. Brar was appointed to serve as the Chief Executive Officer, President, Chief Financial Officer and Director of the Company.
(2)	Mr. Walter Sr. resigned as the Company’s Chief Executive Officer, President, Chief Financial Officer and as a Director on November 21, 2014.
(3)	On June 25, 2014, the Company issued 2,167,612 shares of common stock (adjusted for the reverse stock split effective November 12, 2014) to Mr. Walter Sr., its sole officer and Director, for compensation totaling $476,875.

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Employment Agreements

We have entered into employment agreements with the following current executive officers, the terms of which are summarized below.

Aneliya Vasilieva, Chief Content Officer

The employment agreement with Ms. Vasilieva dated December 19, 2014, has a term of five years. Pursuant to the employment agreement, Ms. Vasilieva will serve as Chief Content Officer and receive an annual base salary of $2,000,000. She is eligible to participate in all bonus and equity incentive plans applicable to senior executive officers established by the Board.

Ms. Vasilieva shall have the opportunity to earn a cash performance bonus equal to ten percent (25%) of the Employee Cash Incentive Plan, which shall be funded with twenty percent (20%) of the Company’s pre-tax earnings, with 30% of the Performance Bonus tied to the Company’s achievement of annual revenue projections, and 70% of the Performance Bonus tied to achievement of benchmarks specific to Ms. Vasilieva’s performance.

Ms. Vasilieva is also eligible to receive a cash-based bonus equal to $5,000,000, plus a related tax gross-up payment, which shall be earned upon the Company (or an affiliate of the Company) successfully becoming a public company having a United States trading market; provided, however, that if the public float of the U.S public company is less than $50,00,000, the amount of the Benchmark Bonus that shall be earned and payable shall be pro-rated downward correspondingly, with the full balance of the Benchmark Bonus payable upon the earlier of the completion of a secondary offering or the successful listing of a class of the Company’s capital stock on a national exchange. Pursuant to the employment agreement, Ms. Vasilieva is awarded a total of 52,500,000 shares of restricted stock which vest in two equal tranches of 26,250,000 shares, with the first tranche vesting on January 1, 2015, and second vesting on January 1, 2016.

The employment agreement with Ms. Vasilieva is subject to termination by either the Company or Ms. Vasilieva without cause. The employment agreement provides that if Ms. Vasilieva is terminated without Cause, as defined in the Employment Agreement, or if she resigns for Good Reason, Ms. Vasilieva will be entitled to severance equal to twelve 24 months of her then current base salary payable over a 24-month period, plus all then unvested stock options would become vested.

Myles A. Pressey III, Chief Business Development Officer

The employment agreement with Mr. Pressey III dated December 19, 2014, has a term of five years. Pursuant to the employment agreement, Mr. Pressey III will receive an annual base salary of $1,100,000 and is eligible to participate in all bonus and equity incentive plans applicable to senior executive officers established by the Board.

Mr. Pressey III shall have the opportunity to earn a cash performance bonus equal to ten percent (10%) of the Employee Cash Incentive Plan, which shall be funded with twenty percent (20%) of the Company’s pre-tax earnings, with 30% of the Performance Bonus tied to the Company’s achievement of annual revenue projections, and 70% of the Performance Bonus tied to achievement of benchmarks specific to Mr. Pressey III’ performance.

Mr. Pressey III is also eligible to receive a cash-based bonus equal to $2,500,000, plus a related tax gross-up payment, which shall be earned upon the Company (or an affiliate of the Company) successfully becoming a public company having a United States trading market; provided, however, that if the public float of the U.S public company is less than $50,00,000, the amount of the Benchmark Bonus that shall be earned and payable shall be pro-rated downward correspondingly, with the full balance of the Benchmark Bonus payable upon the earlier of the completion of a secondary offering or the successful listing of a class of the Company’s capital stock on a national exchange. Pursuant to the employment agreement, Mr. Pressey III is awarded a total of 67,500,000 shares of restricted stock which vest in two equal tranches of 33,750,000 shares, with the first tranche vesting on January 1, 2015, and second vesting on January 1, 2016.

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The employment agreement with Mr. Pressey III is subject to termination by either the Company or Mr. Pressey III without cause. The employment agreement provides that if Mr. Pressey III is terminated without Cause, as defined in the Employment Agreement, or if he resigns for Good Reason, Mr. Pressey III will be entitled to severance equal to twelve 24 months of his then current base salary payable over a 24-month period, plus all then unvested stock options would become vested.

Stanley L. Teeple, Chief Compliance Officer

We entered into an employment agreement with Stanley Teeple, our Chief Compliance Officer dated December 1, 2014. Mr. Teeple performs the duties and functions of his office under the supervisory authority of our Board of Directors and Chief Executive Officer. The employment agreement provides for an initial term ending December 31, 2016, with an automatic one-year renewal thereafter, unless the employment agreement is terminated by advance written notice of either party. Under the terms of the employment agreement, Mr. Teeple receives a base salary in the amount of $250,000 per year, subject to review at least annually by the CEO or Board of Directors. For 2014, Mr. Teeple is eligible for a $100,000 bonus and for 2015 and subsequent years, a bonus of not less than 5% and not more than thirty-five percent (35%) of prior year annual base salary shall be awarded in the discretion of the CEO and Board of Directors or committee thereof. Mr. Teeple shall receive a one-time grant of one million shares of the Company’s common stock, to be issued not later than June 30, 2015. Mr. Teeple is also entitled to participate in and receive such other benefits and compensation that our company may furnish to other management personnel or employees generally. The employment agreement further provides that Mr. Teeple is entitled to 3 weeks of paid vacation per year commencing January 1 2015. He is also entitled to reimbursement for the cost of maintaining a corporate office and all reasonable expenses incurred in connection with the performance of his duties under the employment agreement.

We may terminate the employment agreement with Mr. Teeple for cause, without cause, or by reason of his death or disability. Mr. Teeple may terminate the employment agreement for any reason by advance written notice. If the employment agreement is terminated by reason of death, disability, or termination by the Company without Cause (as defined in the employment agreement) then our company will be required to pay to Mr. Teeple severance pay of four months base compensation and continue all other benefits under the agreement for a period of four months. If we terminate the employment agreement for cause or if Mr. Teeple terminates the employment agreement, then Mr. Teeple will be entitled to the base salary and benefits earned through and including the date of termination. Mr. Teeple has agreed not to compete with us during the term of his employment agreement and for a period of twelve months thereafter. We also agree to indemnify Mr. Teeple pursuant to the employment agreement.

Pension Benefits

We do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.

NonQualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plan or arrangement under which our named executive officers are entitled to participate.

Employee Benefit Plans

2007 Stock Option Plan. Our Board of Directors adopted our company’s 2007 Stock Option Plan (the “2007 Stock Option Plan”). The 2007 Stock Option Plan was approved by our stockholders at a meeting of stockholders held on October 15, 2007. The description set forth below summarizes the principal terms and conditions of the 2007 Stock Option Plan, does not purport to be complete and is qualified in its entirety by reference to the 2007 Stock Option Plan, a copy of which has been filed with the Securities and Exchange Commission as an Exhibit to this Report.

General. The primary objectives of the 2007 Stock Option Plan are to:

•	attract and retain selected key employees, consultants and directors;
•	encourage their commitment;
•	motivate superior performance;
•	facilitate attainment of ownership interests in our company;
•	align personal interests with those of our stockholders; and
•	enable them to share in the long-term growth and success of our company.

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Shares Subject to 2007 Stock Option Plan. The number of shares of common stock of our company reserved under the 2007 Stock Option Plan is 90,90911. The number of shares available under both the 2007 Stock Option Plan and outstanding incentive awards are subject to adjustments to prevent enlargement or dilution of rights resulting from stock dividends, stock splits, recapitalization or similar transactions, or resulting from a change in applicable laws or other circumstances.

Administration. The Plan shall be administered by either the Board of Directors of the Company (the “Board”) or by a committee (the “Committee”) to which administration of the Plan, or of part of the Plan, may be delegated by the Board (in either case, the “Administrator”). The Board shall appoint and remove members of such Committee, if any, in its discretion in accordance with applicable laws. If necessary in order to comply with Rule 16b-3 under the Exchange Act and Section 162(m) of the Code, the Committee shall, in the Board’s discretion, be comprised solely of “non-employee directors” within the meaning of said Rule 16b-3 and “outside directors” within the meaning of Section 162(m) of the Code. The foregoing notwithstanding, the Administrator may delegate nondiscretionary administrative duties to such employees of the Company as it deems proper and the Board, in its absolute discretion, may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.

Eligibility. Every person who at the date of grant of an Option is an employee of the Company or of any Affiliate (as defined below) of the Company is eligible to receive NQSOs or ISOs under the Plan. Every person who at the date of grant is a consultant to, or non-employee director of, the Company or any Affiliate (as defined below) of the Company is eligible to receive NQSOs under the Plan. The term “Affiliate” as used in the Plan means a parent or subsidiary corporation as defined in the applicable provisions (currently Sections 424(e) and (f), respectively) of the Code. The term “employee” includes an officer or director who is an employee of the Company. The term “consultant” includes persons employed by, or otherwise affiliated with, a consultant.

Terms and Conditions

All Options granted under the 2007 Stock Option Plan shall be subject to the terms and conditions provided therein, including:

1.       Time of Option Exercise. Subject to the other relevant provisions of the Plan, Options granted under the Plan shall be exercisable (a) immediately as of the effective date of the stock option agreement granting the Option, or (b) in accordance with a schedule as may be set by the Administrator (each such date on such schedule, the “Vesting Base Date”) and specified in the written stock option agreement relating to such Option. In any case, no Option shall be exercisable until a written stock option agreement in form satisfactory to the Company is executed by the Company and the optionee.

2.       Nontransferability of Option Rights. Except with the express written approval of the Administrator which approval the Administrator is authorized to give only with respect to NQSOs, no Option granted under the Plan shall be assignable or otherwise transferable by the optionee except by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order. During the life of the optionee, an Option shall be exercisable only by the optionee.

3.       Payment. All options issued under the Plan are deemed to be cashless. Options may be exercised using the intrinsic value of the options.

_____________________

1 This reflects the 1-for-44 reverse stock split, which became effective on November 12, 2014. Originally, 40,000,000 shares of our common stock was reserved under the 2007 Stock Option Plan.

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4.       Termination of Employment. All options issued under the plan are to be vested immediately unless stipulated otherwise by the Administrator at the time of issuance. The Employee shall have 90 days from termination to exercise the option or it shall expire.

5.       Determination of Value. For purposes of the Plan, the fair market value of Shares or other securities of the Company shall be determined as follows:

(a) Fair market value shall be the closing price of such stock on the date before the date the value is to be determined on the principal recognized securities exchange or recognized securities market on which such stock is reported, but if selling prices are not reported, its fair market value shall be the mean between the high bid and low asked prices for such stock on the date before the date the value is to be determined (or if there are no quoted prices for such date, then for the last preceding business day on which there were quoted prices).

(b) In the absence of an established market for the stock, the fair market value thereof shall be determined in good faith by the Administrator, with reference to the Company’s net worth, prospective earning power, dividend-paying capacity, and other relevant factors, including the goodwill of the Company, the economic outlook in the Company’s industry, the Company’s position in the industry, the Company’s management, and the values of stock of other corporations in the same or similar line of business.

Federal Income Tax Consequences

The holder of an ISO does not realize taxable income upon the grant or upon the exercise of the option (although the option spread is an item of tax preference income potentially subject to the alternative minimum tax). If the stock acquired upon exercise of the options sold or otherwise disposed of within two (2) years from the option grant date or within one year from the exercise date then, in general, gain realized on the sale is treated as ordinary income to the extent of the option spread at the exercise date, and the Company receives a corresponding deduction. Any remaining gain is treated as capital gain. If the stock is held for at least two (2) years from the grant date and one year from the exercise date, then gain or loss realized upon the sale will be capital gain or loss and the Company will not be entitled to a deduction. A special basis adjustment applies to reduce the gain for alternative minimum tax purposes.

Section 409A of the Code generally provides that any deferred compensation arrangement that does not satisfy specific written requirements regarding (i) timing and form of payouts, (ii) advance election of deferrals and (iii) restrictions on acceleration of payouts results in immediate taxation of all amounts deferred to the extent not subject to a substantial risk of forfeiture. In addition, tax on the amounts included in income also are subject to a 20% excise tax and interest. In general, to avoid a violation of Section 409A of the Code, amounts deferred may be paid out only upon separation from service, disability, death, a specified time, a change in control (as defined by the Treasury Department) or an unforeseen emergency. Furthermore, the election to defer generally must be made in the calendar year before performance of services, and any provision for accelerated payout other than for reasons specified by the Treasury may cause the amounts deferred to be subject to early taxation and to the imposition of the excise tax. Section 409A of the Code is broadly applicable to any form of deferred compensation other than tax-qualified retirement plans and bona fide vacation, sick leave, compensatory time, disability pay or death benefits and may be applicable to certain awards under the 2007 Stock Option Plan. The Treasury Department has provided guidance on transition issues and final regulations under new Section 409A of the Code. Incentive awards under the 2007 Stock Option Plan that are subject to Section 409A of the Code are intended to satisfy the requirements of Section 409A of the Code, as specified in an incentive agreement.

Generally, taxable compensation earned by “covered employees” (as defined in Section 162(m) of the Code) for options or other applicable incentive awards is intended to constitute qualified performance-based compensation. We should, therefore, be entitled to a tax deduction for compensation paid in the same amount as the ordinary income recognized by the covered employees without any reduction under the limitations of Section 162(m) on deductible compensation paid to such employees. However, the committee may determine, within its sole discretion, to grant incentive awards to such covered employees that do not qualify as performance-based compensation. Under Section 162(m), our company is denied a deduction for annual compensation paid to such employees in excess of $1,000,000.

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THE FOREGOING IS A SUMMARY OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES THAT GENERALLY WILL ARISE UNDER THE CODE WITH RESPECT TO INCENTIVE AWARDS GRANTED UNDER THE 2007 STOCK OPTION PLAN AND DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF ALL RELEVANT PROVISIONS OF THE CODE.

MOREOVER, THIS SUMMARY IS BASED ON CURRENT FEDERAL INCOME TAX LAWS UNDER THE CODE, WHICH ARE SUBJECT TO CHANGE. THE TREATMENT OF FOREIGN, STATE, LOCAL OR ESTATE TAXES IS NOT ADDRESSED. THE TAX CONSEQUENCES OF THE INCENTIVE AWARDS ARE COMPLEX AND DEPENDENT ON EACH INDIVIDUAL’S PERSONAL TAX SITUATION. ALL PARTICIPANTS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISERS RESPECTING INCENTIVE AWARDS.

Limitation of Liability and Indemnification Matters

Our articles of incorporation contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Nevada law.

Our articles of incorporation and bylaws authorize our company to provide indemnification to our directors and officers and persons who are or were serving at our request as a director, officer, manager or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise to the fullest extent permitted by Nevada law. Our articles of incorporation and bylaws also authorize our company, by action of our Board of Directors, to provide indemnification to employees and agents of our company and persons who are serving or did serve at our request as an employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise with the same scope and effect as provided to our directors and officers as described above.

Our company has not entered into any indemnification agreement with any of its directors or officers.

No pending litigation or proceeding involving a director, officer, employee or other agent of our company currently exists as to which indemnification is being sought. We are not aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent of our company.

We anticipate obtaining director and officer liability insurance with respect to possible director and officer liabilities arising out of certain matters, including matters arising under the Securities Act.

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Outstanding Equity Awards

The following table sets forth for each named executive officer certain information concerning the outstanding equity awards as of December 19, 2014.

Name	Option awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
James C. Walter Sr	5,682		-0-	11.00	10/18/2017
Rajinder Brar	-0-		-0-

The above table has been adjusted to reflect retrospective application of our 1-for-44 reverse stock split, effective November 12, 2014.

Option Exercises and Stock Vested

None of our named executive officers exercised stock options during 2013 and through the date of this Report.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Other than as disclosed below, there has been no transaction, since January 1, 2014, or currently proposed transaction, in which HDIMAX, Inc. was or is to be a participant and the amount involved exceeds $2,500, being the lesser of $120,000 or one percent of the average of its total assets at year end for the last two completed fiscal years, and in which any of the following persons had or will have a direct or indirect material interest:

(i)	any director or executive officer of HDIMAX, Inc.;

(ii)	any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to HDIMAX, Inc. outstanding shares of common stock;

(iii)	any of HDIMAX, Inc.’s promoters and control persons; and

(iv)	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the foregoing persons.

During August and September 2014 we paid expenses on behalf of Fashion Style Mag, Inc., an entity that is majority owned and controlled by Rajinder Brar, our Chief Executive Officer. These expenses, which totaled $211,591, were in the nature of content development and marketing efforts. The beneficiaries of the payments made by us were third party content and image providers.

In June and September 2014, we received proceeds of short-terms notes from Indigo-Energy, Inc. before the closing of the Merger totaling $450,000. The notes carried interest rates of 5% per annum and were forgiven on the completion of the Merger.

Under a License Agreement with Fashion Style Mag, Inc., an entity that our CEO controls, HDIMAX has been granted the rights to use, sell, copy, promote, publish, distribute and exploit the FSM online publications and the intellectual property assets related thereto. In exchange for this license, HDIMAX has agreed to pay Fashion Style Mag a royalty equal to twenty percent (20%) of the gross revenue derived therefrom, up to a maximum royalty of $450,000 per month. To date, no payments have been made pursuant to this agreement.

We have also entered into an amended and restated option agreement with Fashion Style Mag, pursuant to which Indigo-Energy, Inc. has the option to acquire outright all of the outstanding stock of Fashion Style Mag, Inc. on or before December 31, 2015, in a fair market value purchase involving cash and/or stock.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the directors, officers and persons who beneficially own more than 10% of the equity securities of reporting companies, file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Directors, officers and greater than 10% stockholders are required by SEC regulation to furnish our company with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms we received, we believe that during the year ended December 31, 2013, and through the date of this Report, all such filing requirements applicable to our company were complied with.

Code of Ethics

We have not adopted a corporate code of ethics that applies to our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer or controller, or persons performing similar functions. Our decision not to adopt such a code of ethics results from our having only a limited number of officers and directors operating as the management for our company. We believe that, as a result of the limited interaction that occurs, having such a small management structure for our company eliminates the current need for such a code.

Committees of our Board of Directors

Audit Committee

We do not have a formal standing audit committee. Rather, audit committee functions are performed by our entire Board of Directors. These functions include: (1) selection and oversight of our independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; (3) establishing procedures for the confidential, anonymous submission by our employees of concerns regarding accounting and auditing matters; (4) engaging outside advisors; and (5) funding for the outside auditory and outside advisors engagement by the audit committee.

Audit Committee Financial Expert

None of our directors or officers has the qualifications or experience to be considered a financial expert. We believe that the cost related to retaining a financial expert at this time is prohibitive. Further, because of our limited operations, we believe that the services of a financial expert are not yet warranted. We intend to appoint an audit committee financial expert in the foreseeable future.

Disclosure Committee

Disclosure committee functions are performed by our entire Board of Directors.

Director Independence

None of the members of our Board of Directors may be deemed to be independent. Our company has adopted the standards for independence contained in the Nasdaq Marketplaces Rules, Rule 4350(d) and Rule 4200(a)(15).

Compensation Committee

Compensation committee functions are performed by our entire Board of Directors. Our Board of Directors does not have a charter or other formal policies regarding compensation. Our company paid no compensation during the fiscal year ended December 31, 2013. Our Board of Directors anticipates adopting a charter or other formal policies regarding compensation in the foreseeable future.

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Nominating and Corporate Governance Committee

Nominating and Corporate Governance committee functions are performed by our entire Board of Directors. Our Board of Directors does not have a charter or other formal policies regarding director nominations or corporate governance. Our Board of Directors anticipates adopting a charter or other formal policies regarding director nominations and corporate governance in the foreseeable future.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors.

Board Meetings and Committees; Annual Meeting Attendance

Our Board of Directors had had only one member since October 2013, and during that period all actions of our Board of Directors were taken by written consent. Our company did not hold an annual meeting of our company’s security holders during 2013.

Stockholder Communications

Any stockholder may communicate directly to our Board of Directors by sending a letter to our company’s address of record.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders and Management

The following table provides certain information regarding the ownership of our common stock as of December 19, 2014 by:

•	each of our executive officers;
•	each of our directors;
•	each person known to us to own more than 5% of our outstanding common stock; and
•	all of our executive officers and directors and as a group.

Unless otherwise indicated, the principal address of each of the persons listed below is c/o Indigo-Energy, Inc., 74 N. Pecos Road, Suite D, Henderson, NV 89704.

Name and Address of Beneficial Owner(1)	Title of Class	Amount and Nature of Beneficial Ownership(2)	Percentage of Class(3)
Rajinder Brar	Common Stock	712,121,205(2)	93.94%
Aneliya Vasilieva	Common Stock	26,250,000(4)	3.35%
Myles A. Pressey III	Common Stock	37,159,091(5)	4.69%
Stanley L. Teeple	Common Stock	1,041,121(6)	*
All executive officers and directors as a group (5 persons) (7)	Common Stock	776,571,417	95.87%

Notes

(1)	Except otherwise indicated below, and subject to applicable community property laws, each person named below has sole voting and investment power with respect to the shares indicated.
(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included the shares the person has the right to acquire within 60 days of the date above, including through the exercise of any option, warrant or other right or conversion of any security. The shares that a stockholder has the right to acquire within 60 days, however, are not included in the computation of the percentage ownership of any other stockholder.
(3)	The percentage of ownership set forth below reflects each holder’s ownership interest in 758,064,846 issued and outstanding shares of our company’s common stock as of December 19, 2014. Unless indicated otherwise, the address of each stockholder is our company’s principal office.
(4)	Represents shares of restricted stock to be issued to Ms. Vasilieva on or around January 1, 2015 pursuant to the terms of her employment agreement.
(5)	Includes 33,750,000 shares of restricted stock to be issued to Mr. Pressey III on or around January 1, 2015 pursuant to the terms of his employment agreement.
(6)	Includes 227,272 shares underlying options to purchase common stock that are currently exercisable.
(7)	Includes 227,272 shares underlying options to purchase common stock that are currently exercisable and 60,000,000 shares which executives have a right to acquire within 60 days of the date above.

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SELLING STOCKHOLDERS

This prospectus covers the resale by the selling stockholders named below from time to time of up to a total of 33,853,330 shares of our common stock that were issued to the selling stockholders pursuant to transactions exempt from registration under the Securities Act. All of the common stock offered by the selling stockholders is being offered for their own accounts.

Issuances of Securities being Offered

A description of each transaction in which common stock being offered in this offering was sold to the selling stockholders is set forth below. Generally, the shares that are being offered for resale by the selling stockholders can be categorized as follows: (i) shares issued to third party investors; (ii) shares issued as merger consideration in connection with our acquisition of HDIMAX, Inc.; and (iii) shares issued to employees and consultants and to settle historical contractual obligations of the Company.

Private Placement Transactions

An aggregate of 9,035,995 shares issued to third party investors are included in the table below. Each of the investors in the foregoing private placements is a U.S. person having sufficient knowledge in business and financial matters to be capable of evaluating the merits and risks of the transaction. The transactions were exempt from registration under the Securities Act of 1933, based upon Section 4(2) for transactions by the issuer not involving any public offering and Rule 506 of Regulation D promulgated thereunder. There was no underwriter, no underwriting discounts or commissions, no general solicitation, no advertisement, and resale restrictions were imposed by placing restrictive legends on the certificates.

Merger Consideration

Mr. Brar, our Chairman, President and CEO, was issued shares as consideration in our acquisition of HDIMAX, Inc., a Delaware corporation. 13,000,000 shares of our common stock, constituting less than two percent of the shares issued to Mr. Brar in connection with the acquisition, are included in the table below.

Issuance to Executives and Consultants

Pursuant to our employment agreement with Myles A. Pressey III, our Chief Business Development Officer, we have agreed to issue Mr. Pressey III a total of 67,500,000 shares of restricted common stock, or an equivalent equity award. Of the 67,500,000 shares, 33,750,000 shares are to be issued on or around January 1, 2015, and 2,000,000 of those shares are being registered hereby. Pursuant to our employment agreement with Aneliya Vasilieva, our Chief Content Officer, we have agreed to issue Ms. Vasilieva a total of 67,500,000 shares of restricted common stock, or an equivalent equity award. Of the 67,500,000 shares, 33,750,000 shares are to be issued on or around January 1, 2015, and 7,000,000 of those shares are being registered hereby.

The remaining 2,817,335 shares included in the table below were issued to consultants in exchange for services or were issued as consideration to extinguish historical debts and contractual payment obligations of the Company.

Selling Stockholders

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of December 19, 2014 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership in the following table is based upon 758,064,846 shares of common stock outstanding as of December 19, 2014.

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Except as specifically set forth in the footnotes to the table, none of the selling stockholders has held a position as an officer or director of the Company, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates, other than as an employee, as set forth in the footnotes to the table. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public resale of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders, except as indicated in the footnotes to the table.

For additional information regarding our capitalization, including shares held by officers, directors and 5% holders, refer to “Security Ownership of Certain Beneficial Owners and Management” above.

The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of Class B common stock set forth opposite such person’s name. We will file a supplement to this prospectus to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

We will receive no proceeds from the sale of the registered shares. We have agreed to bear the expenses of registration of the shares, other than commissions and discounts of agents or broker-dealers and transfer taxes, if any. We have no contractual obligations to provide any of our shareholders with registration of their shares.

Name of Selling Stockholder[1]	Number of Shares of Common Stock Beneficially Owned Prior to Offering[2]	Total Number of Shares to be Offered for Selling Stockholders Account	Total Shares to be Owned and Percent of Total Outstanding After Completion of this Offering[2,3,4]
			Total Number	Percentage[5]
Weltman Bernfield LLC	52,628	52,628	0	*
Steven P. Durdin(6)	1,307,024	78,409	1,228,615	*
Stanley L. Teeple(7)	1,041,121	813,849	227,272	*
Margaret W. Morie	130,360	130,360	0	*
Ingenium Accounting Associates	30,682	30,682	0	*
Lance A. McKinlay	110,394	110,394	0	*
Christopher A. Wilson	17,000	17,000	0	*
Gerard Oskam	17,000	17,000	0	*
Davis Martin Consulting, LLC	681,819	681,819	0	*
Linda Pressey(8)	227,273	227,273	0	*
Briana Pressey(8)	227,273	227,273	0	*
Myles A. Pressey IV(8)	227,273	227,273	0	*
Michael J. Ducas	68,182	68,182	0	*
International Private Capital Group LLC	1,371,765	1,371,765	0	*
Myles A. Pressey III(9)	37,159,091	5,409,091	31,750,000	4.02%
New Hope Partners LLC	8,881,105	2,000,000	6,881,105	*
James C. Walter Sr.(10)	5,490,714	1,000,000	4,490,714	*
Scott Steiner	1,250,000	1,250,000	0	*
Aneliya Vasilieva(11)	26,250,000	7,000,000	19,250,000	2.48%
Rajinder Brar(12)	712,121,205	13,000,000	699,121,205	92.22%
Leslie Greif	140,332	140,332	0	*
Total		33,853,330

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1.	Unless a relationship is specified in the notes below, each selling stockholder is a third party investor with no other relationship with the registrant.
2.	The number of shares listed in these columns include all shares beneficially owned and all options or warrants to purchase shares held, whether or not deemed to be beneficially owned, by the selling stockholder. The ownership percentages listed in these columns include only shares beneficially owned by the listed selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included the shares the person has the right to acquire within 60 days of the date above, including through the exercise of any option, warrant or other right or conversion of any security. The shares that a stockholder has the right to acquire within 60 days, however, are not included in the computation of the percentage ownership of any other stockholder.
3.	Shares have been adjusted for the 1 for 44 reverse stock split effective November 12, 2014
4.	Under the rules adopted by the SEC, a person is deemed to be a beneficial owner of securities with respect to which the person has or shares: (a) voting power, which includes the power to vote or direct the vote of the security, or (b) investment power, which includes the power to dispose of or to direct the disposition of the security. Unless otherwise indicated below, the persons named in the table above have sole voting and investment power with respect to all shares beneficially owned. Assumes that all the securities listed hereunder have been sold.
5.	* denotes less than 1%.
6.	Mr. Durdin is a former Director and our former President and Chief Executive Officer. He resigned as a Director and as the President and Chief Executive Officer effective December 10, 2012.
7.	Mr. Teeple was appointed as our Chief Compliance Officer effective December 3, 2014.
8.	Linda Pressey, Briana Pressey, and Myles A. Pressey IV are the children of Myles A. Pressey III, our director and Chief Business Development Officer who each own stock in her or his own name, respectively, and has sole voting and investment power over the shares indicated.
9.	Myles A. Pressey III was elected as a director and our Chief Business Development Officer effective November 21, 2014.
10.	James C. Walter Sr. resigned as a director and our President, Chief Executive Officer and Chief Financial Officer effective November 21, 2014.
11.	Aneliya Vasilieva was elected as a director and our Chief Content Officer effective November 21, 2014.
12.	Mr. Brar has served as our Chairman, President and CEO since November 21, 2014.

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PLAN OF DISTRIBUTION

By Selling Stockholders

The selling stockholders and any of its pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under an exemption from the registration requirements under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by it and, if it defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

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The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because the selling stockholder may be deemed to be an underwriter within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the selling stockholder and/or the purchasers. The selling stockholder has represented and warranted to the company that it acquired the securities subject to this registration statement in the ordinary course of the selling stockholder’s business and, at the time of its purchase of such securities the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The company has advised the selling stockholders that it may not use shares registered on this Registration Statement to cover short sales of common stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If the selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholder will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholder in connection with resales of their respective shares under this Registration Statement.

The company is required to pay all fees and expenses incident to the registration of the shares, but the company will not receive any proceeds from the sale of the common stock by selling stockholders. The company has agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

By Our Company

We are offering up to 100,000,000 shares of Common Stock at a price of $0.48 per share.  We are offering the shares directly to the public until such shares are sold, however, we may terminate the offering prior to that date.  There is no minimum amount of shares that must be sold before we use the proceeds.  Proceeds will not be returned to investors if we sell less than all of the 100,000,000 shares being offered in this prospectus.  The proceeds from the sales of the shares will be paid directly to us promptly following each sale and will not be placed in an escrow account.

The offering will be conducted by Rajinder Brar, our President and CEO, Myles A. Pressey III, our Chief Business Development Officer .  Under Rule 3a 4-1 of the Securities Exchange Act an issuer may conduct a direct offering of its securities without registration as a broker/dealer.  Such offering may be conducted by officers who perform substantial duties for or on behalf of the issuer otherwise than in connection with securities transactions and who were not brokers or dealers or associated persons of brokers or dealers within the preceding 12 months and who have not participated in selling an offering of securities for any issuer more than once every 12 months, with certain exceptions.

Furthermore, such persons may not be subject to a statutory disqualification under Section 3(a)(39) of the Securities Exchange Act and may not be compensated in connection with securities offerings by payment of commission or other remuneration based either directly or indirectly on transactions in securities and  at the time of offering our shares may not be associated persons of a broker or dealer.  Messrs. Brar and Pressey III will meet these requirements.

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How to Invest :

Subscriptions for purchase of shares offered by this prospectus can be made by completing, signing and delivering to us, the following:

1)           an executed copy of the Subscription Agreement, available from the company; and

2)           a check payable to the order of HDIMAX MEDIA, Inc. in the amount of $0.48 for each share you want to purchase.

DESCRIPTION OF REGISTRANT’S SECURITIES

Authorized Capital Stock

Our authorized capital stock consists of 2,200,000,000 shares, 2,000,000,000 shares of which are common stock, par value $.001 per share, and 200,000,000 shares of which are preferred stock, par value $.001 per share.

Common Stock

Dividends. Each share of our common stock is entitled to receive an equal dividend, if one is declared, which is unlikely. We have never paid dividends on our common stock and do not intend to do so in the foreseeable future. We intend to retain future earnings (if any) to finance our growth. See “Risk Factors.”

Liquidation. If our company is liquidated, then assets that remain (if any) after the creditors are paid and the owners of preferred stock receive liquidation preferences (as applicable) will be distributed to the owners of our common stock pro rata.

Voting Rights. Each share of our common stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors of our company at a given meeting, and the minority would not be able to elect any director of our company at that meeting.

Preemptive Rights. Owners of our common stock have no preemptive rights. We may sell shares of our common stock to third parties without first offering such shares to current stockholders.

Redemption Rights. We do not have the right to buy back shares of our common stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations. Owners of our common stock do not ordinarily have the right to require us to buy their common stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights. Shares of our common stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Nonassessability. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our articles of incorporation authorize our Board of Directors to issue “blank check” preferred stock. Our Board of Directors may divide this preferred stock into series and establish the rights, preferences and privileges thereof. Our Board of Directors may, without prior stockholder approval, issue any or all of the shares of this preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the relative voting power or other rights of our common stock. Preferred stock could be used as a method of discouraging, delaying or preventing a takeover or other change in control of our company. Issuances of preferred stock in the future could have a dilutive effect on our common stock. See “Risk Factors—Risks Related to our Common Stock.”

As of the date of this Report, there are no shares of our preferred stock outstanding.

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Nevada Anti-Takeover Statutes

Nevada law provides that an acquiring person who acquires a controlling interest in a corporation may only exercise the voting rights of control shares if those voting rights are conferred by a majority vote of the corporation’s disinterested stockholders at a special meeting held upon the request of the acquiring person. If the acquiring person is accorded full voting rights and acquires control shares with at least a majority of all the voting power, then stockholders who did not vote in favor of authorizing voting rights for those control shares are entitled to payment for the fair value of such stockholders’ shares. A “controlling interest” is an interest that is sufficient to enable the acquiring person to exercise at least one-fifth of the voting power of the corporation in the election of directors. “Control shares” are outstanding voting shares that an acquiring person or associated persons acquire or offer to acquire in an acquisition and those shares acquired during the 90-day period before the person involved became an acquiring person.

These provisions of Nevada law apply only to “issuing corporations” as defined therein. An “issuing corporation” is a Nevada corporation that (a) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada, and (b) does business in Nevada directly or through an affiliated corporation. As of the date of this Report, we do not have 100 stockholders of record that are residents of Nevada. Therefore, these provisions of Nevada law do not apply to acquisitions of our shares and will not so apply until such time as both of the foregoing conditions are satisfied. At such time as these provisions of Nevada law may apply to us, they may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

Nevada law also restricts the ability of a corporation to engage in any combination with an interested stockholder for three years from when the interested stockholder acquires shares that cause the stockholder to become an interested stockholder, unless the combination or purchase of shares by the interested stockholder is approved by the board of directors before the stockholder became an interested stockholder. If the combination was not previously approved, then the interested stockholder may only effect a combination after the three-year period if the stockholder receives approval from a majority of the disinterested shares or the offer satisfies certain fair price criteria.

An “interested stockholder” is a person who is:

•	the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or

•	an affiliate or associate of the corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly of 10% or more of the voting power of the then outstanding shares of the corporation.

Our articles of incorporation and bylaws do not exclude us from these restrictions.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage some types of transactions that may involve the actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for the potential restructuring or sale of all or a part of our company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of our company. They also may have the effect of preventing changes in our management.

Periodic Securities and Exchange Commission Reports

We file reports with the SEC electronically. The reports we file are Forms 10-K, 10-Q and 8-K. You may read copies of materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

Our stock transfer agent for our securities is Continental Stock Transfer & Trust Company.

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SHARES ELIGIBLE FOR FUTURE SALE

Market Considerations

Currently, our common stock trades on the OTC Pink Current Information market. This market is separate and distinct from the NASDAQ stock market and other stock exchanges. NASDAQ has no business relationship with issuers of securities quoted on the OTC Pink Current Information market. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC.

Investors must contact a broker-dealer to trade OTC securities. Further, because OTC stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

Shares Covered by this Prospectus

As of December 19, 2014, we have 758,064,846 shares of our common stock outstanding, of which approximately 10,400,000 shares are freely tradable prior to this offering. Of the outstanding shares, all of the 33,853,330 shares being registered for resale in this offering may be sold without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales may be made only in compliance with the limitations of Rule 144 described below.

The remaining shares outstanding after this offering are deemed “restricted securities” under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption under the Securities Act, such as Rule 144, which rule is summarized below.

Rule 144

Certain outstanding shares of our common stock which are not included in this prospectus may be eligible for sale in the public market under Rule 144. In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (2) we are subject to the reporting requirements of the Exchange Act for at least 90 days before the sale and (3) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

In the event that the registration statement of which this prospectus is a part lapses for any reason (the Company is required to maintain its effectiveness for one year after the effective date), all currently outstanding shares of common stock will be subject to resale pursuant to Rule 144, subject to the limitations described herein. Common stock issued upon exercise of the options at any time while a registration statement covering such shares is not effective will be subject to sale pursuant to Rule 144 upon the expiration of the holding period, which commences on the date the Company receives payment of the exercise price under the option agreements.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of securities of the same class then outstanding; or
•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

provided, that, in each case, that we are subject to the periodic reporting requirements of the Exchange Act for at least three months before the sale.

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However, since our common stock is traded over the counter, which is not an “automated quotation system,” our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, shell companies, like us, unless certain conditions are met. As a result, it is likely that pursuant to Rule 144 our non-stockholders, who were issued shares of our common stock while we were a shell company, will be able to sell the their shares of our common stock from and after November 26, 2015 (the one year anniversary of the Form 10 disclosure related to our reverse acquisition of HDIMAX) without registration. However, we are registering for public resale certain shares of our outstanding common stock which were issued prior to the acquisition of HDIMAX, as described elsewhere in this in the registration statement of which this prospectus forms a part.

LEGAL MATTERS

The validity of the issuance of the common stock offered by the selling stockholders under this prospectus will be passed upon for us by Wilson & Oskam, LLP. Wilson & Oskam, LLP’s partners and affiliates own a total of 144,394 shares of our common stock.

EXPERTS

The financial statements for the period ended September 30, 2014 included in this prospectus and elsewhere in the registration statement, have been audited by Haynie & Company, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the SEC at 100 F Street, N. E., Washington, D. C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the public reference room of the SEC at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments thereto, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, we file annual reports containing financial statements audited by an independent registered public accounting firm, quarterly reports containing unaudited financial data, current reports and other reports and information with the SEC. You may inspect and copy each of our periodic reports, proxy statements and other information at the SEC’s public reference room, and at the web site of the SEC referred to above.

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All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the consolidated financial statements or related notes.

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INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

of HDIMAX, Inc.

We have audited the accompanying consolidated financial statements of HDIMAX, Inc. (a Delaware corporation), which comprise the consolidated balance sheet as of September 30, 2014, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the period from May 24, 2014 to September 30, 2014, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America as established by the Auditing Standards Board (United States) and in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. HDIMAX, Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HDIMAX, Inc. as of September 30, 2014, and the results of its operations and its cash flows for the period from May 24, 2014 to September 30, 2014 in accordance with accounting principles generally accepted in the United States of America.

/s:/ Haynie & Company

Haynie & Company

Salt Lake City, Utah

November 12, 2014

F-1

HDIMAX, INC.

BALANCE SHEET

ASSETS
September 30, 2014
Current Assets
Cash	$43,352

Total current assets	43,352

Other assets	488

Total assets	$43,840

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts payable	$104,509
Accrued expenses	107,333
Related party accrued interest	4,452
Related party notes payable	450,000

Total current liabilities	666,294

Stockholders' Equity (Deficit)
Common stock, $.000001 par value, 100,000,000 shares authorized and 48,500,000 shares issued and outstanding at September 30, 2014	$48
Additional paid in capital	440
Accumulated deficit	(622,942)

Total stockholders' equity (deficit)	(622,454)

Total liabilities and stockholders' equity (deficit)	$43,840

The accompanying notes are an integral part of these condensed financial statements

F-2

HDIMAX, INC.

STATEMENT OF OPERATIONS

For the Period from Inception on May 24, 2014 to September 30, 2014

Revenue

Net revenue	$439

Expenses
General and administrative	19,281
Sales and marketing	211,742
Professional fees	387,906

Total operating expenses	618,929

Gain (loss) from operations	(618,490)

Other income (expense)
Interest expense	(4,452)

Total other expenses	(4,452)

Net loss	$(622,942)

Net loss per share - basic and diluted	$(0.01)

Weighted average shares outstanding	48,500,000

The accompanying notes are an integral part of these condensed financial statements

F-3

HDIMAX, INC.

STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

	Common Stock		Paid in	Accumulated	Total Equity
	Shares	Amount	Capital	Deficit	(deficit)

Balance, Inception May 24, 2014	–	$–	$488	$–	$488

Issuance of founder's shares	48,500,000	48	(48)	–	–

Net loss	–	–	–	(622,942)	(622,942)

Balance, September 30, 2014	48,500,000	$48	$440	$(622,942)	$(622,454)

The accompanying notes are an integral part of these condensed financial statements

F-4

HDIMAX, INC.

STATEMENT OF CASH FLOWS

For the Period from Inception on May 24, 2014 to September 30, 2014

Cash Flows from Operating Activities

Net loss	$(622,942)

Adjustments to reconcile net loss to net cash provided by operating activities:
Change in accounts payable	104,509
Change in accrued expenses	107,333
Change in accrued interest	4,452

Net cash used in operating activities	(406,648)

Cash Flows from Financing Activities
Proceeds from related party notes payable	450,000

Net cash provided by financing activities	450,000

Net increase in cash and cash equivalents	43,352

Cash and cash equivalents at beginning of the period	–

Cash and cash equivalents at end of the period	$43,352

Supplementary Disclosures of Cash Flow Information

Cash paid for income taxes	$–
Cash paid for interest	$–

The accompanying notes are an integral part of these condensed financial statements

F-5

Notes to Consolidated Financial Statements

NOTE 1 – DESCRIPTION OF BUSINESS

HDIMAX Inc., incorporated in the State of Delaware in 2014, is a digital publishing and broadcast Company focused on content development, advertising, and ecommerce.

The Company provides its clients and customers advertising and ecommerce opportunities through engaging consumers on two websites, Frontlinewire.com and HDIMAX.com

HDIMAX.com - Operates as an internet television network. HDI Max is engaged in the internet delivery of television shows, movies and original content to its customers directly on televisions, computers, and mobile devices in the United States and Internationally. The original content ranges from news and comedy to travel and sports.

HDIMAX.com offers consumers live video streaming that will be unique to internet television in that users are not charged based on usage and all consumers have unlimited access to live streaming or other previously posted content such as movies and television.

Frontlinewire.com (FLW) – Frontlinewire.com was launched to provide a premier news service that delivers the latest breaking news and information on the latest top stories, weather, business, entertainment, politics, and more.

In addition to the above websites, HDIMAX Inc. provides ecommerce opportunities to other websites, all of which are currently controlled by our founder, Chairman, and Chief Executive Office, Rajinder Brar, including www.fashionstylemag.com, www.themanlife.com, www.thewomanlife.com, and www.southasianlife.com.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and have been presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of 90 days or less at the time of purchase to be cash equivalents. The Company did not have any cash equivalents at September 30, 2014.

F-6

Revenue Recognition

We recognize revenues when the services or products have been provided or delivered, the fees we charge are fixed or determinable, we and our advertisers or other customers understand the specific nature and terms of the agreed upon transactions, and collectability is reasonably assured.

Most of our advertising customers pay on a cost-per-impression basis that enables advertisers to pay us based on the number of times their ads display on our websites.

For the sale of certain third-party products and services, we recognize revenue on negotiated commission rate as a percentage of the gross amount billed to the customers.

Fair Value Measurements

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Financial assets are marked to bid prices and financial liabilities are marked to offer prices.  The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk, including the party’s own credit risk.

Fair value measurements do not include transaction costs.  A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values.  Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.  The fair value hierarchy is defined into the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

Income Taxes

Income taxes are recorded in the period in which the related transactions have been recognized in the financial statements. Deferred tax assets and liabilities are recorded for expected future tax consequences of loss carryforwards and temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities in the financial statements and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Loss Per Common Share

Basic net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding. Dilutive loss per common share includes additional dilution from common stock equivalents, such as stock options and warrants, and convertible instruments, if the impact is not antidilutive.

Recently Issued Accounting Pronouncements

On June 10, 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation, which removes all incremental financial reporting requirements from GAAP for development stage entities, including the removal of Topic 915 from the FASB Accounting Standards Codification. The presentation and disclosure requirements in Topic 915 will no longer be required for the first annual period beginning after December 15, 2014. The revised consolidation standards are effective one year later, in annual periods beginning after December 15, 2015. Early adoption is permitted. We adopted ASU No. 2014-10 effective on our inception date of May 24, 2014.

F-7

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers.  The objective of this update is to 1) remove inconsistencies and weaknesses in revenue requirements, 2) provide a robust framework for addressing revenue recognition issues, 3) improve comparability of revenue recognition practices across entities, industries, jurisdictions, and capital markets 4) provide more useful information to users of financial statements through improved disclosure requirements, and 5) simplify the preparation of financial statements. This update is effective in annual reporting periods beginning after December 15, 2016 and the interim periods within that year.  The Company will be evaluating the impact of this update as it pertains to the Company’s financial statements and other required disclosures on an on-going basis, currently contingent the commencement of principal revenue generating activities, until its eventual adoption and implementation.

There have been no other recently issued accounting pronouncements through the date of this report that the Company believes will have a material impact on the financial position, results of operations, or cash flows.

NOTE 3 – GOING CONCERN

Since the Company’s inception on May 24, 2014, we have generated immaterial revenues resulting in the incurrence of a net loss for the period ended September 30, 2014. This has further led to negative working capital, all which results in substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We believe that, upon completion of our business combination with Indigo-Energy as discussed in Note 8, we will be able to raise the additional capital necessary to execute our business plans on a commercially viable basis. The additional capital will likely be raised through an equity offering of our common stock. We may not be able to raise such capital or at terms favorable to the Company. As of the date of this report we do not have any firm funding commitments.

NOTE 4 – NOTES PAYABLE

In June and September of 2014 we entered into short-term notes payable with Indigo-Energy, the legal acquirer in our proposed business combination expected to be completed in early to mid-November, for proceeds totaling $200,000 and $250,000, respectively. The notes carried an interest rate of 5% per annum were payable within 60 days of the closing of the contingent plan of merger. As of September 30, 2014 we accrued total interest of $4,452 associated with these notes.

NOTE 5 – RELATED PARTY TRANSACTIONS

On May 24, 2014 our founder, Chairman, and Chief Executive Officer contributed the brands, rights, and ecommerce opportunities of HDIMAX.com and Frontlinewire.com to the Company in exchange for 48,500,000 shares of common stock of the Company. Since we were under control of our founder on the date of the transaction, our founder’s historical cost became the carrying cost of the contributed assets totaling $488.

During the period ended September 30, 2014 we paid our founder, Chairman, and Chief Executive Officer and related entities $211,591 for the development of content and other marketing related expenses. The amount is classified in sales and marketing in the accompanying statement of operations.

For a discussion of notes payable due to related parties for the period ended September 30, 2014 see Note 4.

NOTE 6 – STOCKHOLDERS’ EQUITY

Common Stock

As of September 30, 2014 the Company had 48,500,000 shares of common stock issued and outstanding all of which were issued to founder as described in Note 5.

F-8

NOTE 7 – INCOME TAXES

Income taxes from continued operations for the period ended September 30, 2014 consist of the following:

2014
Current:
Federal	$–

Deferred:
NOL Carryforwards	$210,000
Valuation allowance	(210,000)
Deferred tax assets, net	$–

At September 30, 2014 the Company had federal net operating losses of approximately $618,000 which will begin to expire in 2034 and could be subject to certain limitations under section 382 of the Internal Revenue Code.

The Company has provided a full valuation allowance for all periods for its net deferred tax assets as it cannot conclude it is more likely than not that they will be realized or limited and / or forfeited under the applicable provisions of the Internal Revenue Code.

As of September 30, 2014, the Company did not have any unrecognized tax benefits. The Company's policy is to recognize interest and penalties related to income tax matters in income tax expense. The Company currently has no federal or state tax examinations in progress. The Company is subject to U.S. federal and state income tax examination from inception and forward.

NOTE 8 – CONTINGENT PLAN OF MERGER

We expect to complete our Plan of Merger with Indigo-Energy Inc. (“Indigo”) in which we will acquire 705,000,000 shares of common stock of Indigo in exchange for all of our outstanding stock in early to mid-November.

Subsequent to the completion of the transaction, our shareholders hold approximately 94% of outstanding shares of common stock of the consolidated Company resulting in a change in control of Indigo, the legal acquirer. Since our significant acquisition of shares of common stock resulted in a change in control of Indigo, the transaction has been accounted as a reverse acquisition in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) in which HDIMAX is considered the acquirer for accounting purposes while Indigo is considered the acquirer for legal purposes. The reverse acquisition accounting treatment results in the continuation of the financial statements of HDIMAX with retroactive application to present the legal capital of Indigo.

Upon completion of the contingent plan of merger, employment agreements with our four officers will become effective. Our employment agreements include, amongst other standard health care and time off benefits, base annual salaries totaling between $8 and $10 million, transaction completion bonuses of up to approximately $38 million, other performance based bonuses, and the granting and vesting of up to approximately 20,000,000 restricted stock units.

NOTE 9 – SUBSEQUENT EVENTS

On October 24, 2014 we entered into a short-term loan agreement with an individual and received total cash proceeds of $25,000. The investor has informally agreed to defer all principal and applicable interest payments until we have generated sufficient cash flows to make such payment.

We evaluated our subsequent events through November 12, 2014, the date the financial statements were available to be issued, and did not identify any additional material transactions for inclusion in these financial statements.

F-9

Consolidated Pro Forma Financial Information.

(UNAUDITED)

On November 21, 2014 Indigo-Energy, Inc. (“Indigo”) acquired 100% of the 48,500,000 outstanding shares of HDIMAX, Inc. common stock by issuing 712,121,205 shares of common stock. The issuance of the shares of common stock resulted in a change of control in which the previous shareholder of HDIMAX, Inc. obtained approximately 94% of the consolidated Company immediately following the transaction. As a result of the change in control and that HDIMAX, Inc. did not issue any consideration, the business combination is being accounted for as a reverse acquisition.

In accounting for the reverse acquisition, HDIMAX is deemed to be the accounting acquirer. Accordingly, the acquisition-date fair value of the consideration transferred by HDIMAX for its interest in Indigo is based on the number of shares of common stock HDIMAX would issue to give the Indigo shareholders the same 6% interest in the combined entity following the reverse acquisition.

For purposes of this pro forma, the estimated number of shares of HDIMAX that would have to be given to the shareholders of Indigo is approximately 3,100,000. Further, in estimating the fair value of the consideration used in this pro forma, the quoted market price of Indigo on the date of the transaction was deemed the most reliably measurable.

As of the date of this report, and for purposes of preparing the accompanying pro forma balance sheet and statement of operations, the initial accounting for the reverse acquisition is incomplete and based on facts and circumstances currently known and subject to change during the measurement period not to exceed one year in accordance with accounting principles generally accepted in the United States (“US GAAP”).

The following balance sheet and statement of operations as of and for the period ended September 30, 2014 give effect to the reverse acquisition had it occurred on January 1, 2014 and is based on information obtained as of the date of this report:

F-10

Pro Forma Consolidated Balance Sheet

(Unaudited)

			Pro-Forma		Pro-Forma
	Indigo-Energy, Inc.	HDIMAX, Inc.	Recapitalization		Consolidated
	September 30, 2014	September 30, 2014	Adjustments		September 30, 2014
	(Accounting Acquiree)	(Accounting Acquirer)
ASSETS

Current Assets
Cash	$3,096	$43,352			$46,448
Short term notes receivable	453,410		(453,410)	(1)	–
Prepaid professional fees	10,831	–			10,831

Total current assets	467,337	43,352			57,279

Intangible assets	–	488	18,181,818	(2)	18,182,306

Total assets	$467,337	$43,840			$18,239,585

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts payable	$71,556	$104,509			$176,065
Related party accounts payable	250,087	–			250,087
Accrued expenses	131,063	107,333			238,396
Related party accrued interest	–	4,452	(3,410)	(1)	1,042
Related party notes payable	–	450,000	(450,000)	(1)	–

Total current liabilities	452,706	666,294			665,590

Commitments and Contingencies		–			–

Stockholders' Equity (Deficit)
Preferred stock, $.001 par value, 100,000,000 shares authorized and no shares issued and outstanding	$–	$–			$–
Common stock, $.001 par value, 2,000,000,000 shares authorized and 757,575,750 shares issued and outstanding immediately following the reverse acquisition	45,546	48	711,981	(3)	757,575
Additional paid in capital	99,764,609	440	(79,592,180)	(4)	20,172,869
Accumulated deficit	(99,795,524)	(622,942)	97,062,017	(4)	(3,356,449)

Total stockholders' equity (deficit)	14,631	(622,454)			17,573,995

Total liabilities and stockholders' equity (deficit)	$467,337	$43,840			$18,239,585

(1)	The note, and corresponding accrued interest, was due to Indigo-Energy, Inc. on a pre-merger basis from HDIMAX, Inc. and is eliminated upon consolidation.

(2)	In accordance with accounting principles generally accepted in the United States applicable to reverse acquisitions, the amount allocated to the intangible assets held by HDIMAX, Inc. prior to, and immediately following, the reverse acquisition is based on the estimated fair value of the consideration effectively transferred by HDIMAX, Inc. to consummate the transaction. The estimated fair value of the effectively transferred consideration is based on the quoted market price of Indigo-Energy common stock, deemed to be the most reliably measurable.

(3)	Indigo-Energy, Inc. issued 712,121,205 shares of common stock in exchange for 100% of the previously outstanding stock of HDIMAX, Inc.

(4)	Reflects the elimination of the pre-reverse acquisition accumulated deficit of Indigo-Energy, Inc., the legal acquirer and accounting acquiree. For purposes of this pro-forma, $2,733,507 of the accumulated deficit to be eliminated is included and represents the operational results of Indigo-Energy, Inc. for the periodfrom January 1, 2014 through September 30, 2014. This elimination is net of the fair value of the shares issued to effectuate the reverse acquisition.

F-11

Pro-Forma Consolidated Statement of Operations

(Unaudited)

Consolidated
For the Period from
January 1, 2014
to September 30,
2014

Revenue

Net revenue	$439

Expenses
General and administrative	519,679
Sales and marketing	211,742
Professional fees	1,993,531

Total operating expenses	2,724,952

Gain (loss) from operations	(2,724,513)

Other income (expense)

Gain on settlement of operating obligations	258,112
Interest expense	(890,048)

Total other expenses	(631,936)

Net loss	$(3,356,449)

Net loss per share - basic and diluted	$(0.00)

F-12

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The actual and estimated expenses in connection with this offering, all of which will be borne by us, are as follows:

SEC Registration Fee	$6,875.74
Accounting Fees	$25,000	*
Legal Fees and Expenses	$25,000	*
Transfer Agent Fee	$5,000	*
Miscellaneous	$5,000	*

Total	$66,875.74	*

*estimated

Item 14. Indemnification of Directors and Officers

Section 78.7502 of the Nevada Revised Statutes provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's Amended and Restated Articles of Incorporation, Bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

The Company’s Amended and Restated Articles of Incorporation provides that it will indemnify and hold harmless, to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes, as amended from time to time, each person that such section grants us the power to indemnify.

The Nevada Revised Statutes permit a corporation to provide in its Amended and Restated Articles of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director's duty of loyalty to the corporation or its stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or
•	any transaction from which the director derived an improper personal benefit.

The Company’s Amended and Restated Articles of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our Company existing at the time of such repeal or modification.

Item 15. Recent Sale of Unregistered Securities

On November 21, 2014, we issued 712,121,205 shares of common stock in exchange for the all of the issued and outstanding stock of HDIMAX, Inc. There was no underwriter, no underwriting discounts or commissions, no general solicitation, no advertisement, and resale restrictions are being imposed by placing a Rule 144 legend on the certificate(s). The one person who received securities has such knowledge in business and financial matters that he is capable of evaluating the merits and risks of the transaction. This transaction was exempt from registration under the Securities Act of 1933, based on Section 4(a)(2) for transactions by the issuer not involving any public offering.

II-1

Item 16. Index To Financial Statements

(A)	Exhibits

Exhibit Number	Description

Exhibit 2.1	Agreement and Plan of Merger dated September 2, 2014, by and among Indigo-Energy, Inc., a Nevada corporation; HDIMAX, Inc., a Delaware corporation, and HDIMAX Acquisition Corporation, Inc., a Nevada corporation (the “Merger Agreement) (1)*

Exhibit 2.2	Amendment No. 1 to the Merger Agreement dated November 21, 2014.(2)

Exhibit 3.1	Amended and Restated Articles of Incorporation of Indigo-Energy, Inc. (3)

Exhibit 3.2	Amended and Restated Bylaws of Indigo-Energy, Inc. (4).

Exhibit 5.1	Opinion of Wilson & Oskam, LLP (to be filed by amendment)

Exhibit 10.1	Omnibus Agreement and License dated November 21, 2014 by and between HDIMAX, Inc. and Fashion Style Mag, Inc. (2)

Exhibit 10.2	Escrow Agreement dated November 21, 2014 (2)

Exhibit 10.3	Amended and Restated Option Agreement dated November 21, 2014 by and among Indigo-Energy, Inc; HDIMAX, Inc., a Delaware corporation; Fashion Style Mag, Inc., a Delaware corporation and Rajinder Brar. (2)

Exhibit 10.4	Form of Subscription Agreement

Exhibit 10.5	Employment Agreement with Aneliya Vasilieva

Exhibit 10.6	Employment Agreement with Myles A. Pressey III

Exhibit 10.7	Employment Agreement with Stanley L. Teeple

Exhibit 21	List of Subsidiaries.

Exhibit 23.1	Consent of Haynie & Company

Exhibit 23.2	Consent of Wilson & Oskam, LLP (included in Exhibit 5.1 herein)

Exhibit 24	Power of Attorney (included on signature page)

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K.

_______

(1)	Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed September 4, 2014
(2)	Incorporated by reference to the applicable exhibit of the registrant’s Current Report on Form 8-K filed on November 26, 2014.
(3)	Incorporated by reference to the registrant’s definitive Information Statement on Schedule 14C filed on October 20, 2014.
(4)	Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed October 6, 2014.

II-2

(B)	Financial Statement Schedules

The following financial statements of the registrant, along with the notes thereto and the Report of Independent Registered Public Accounting Firm, are filed herewith.

Financial Statements

All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the consolidated financial statements or related notes.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irvine, State of California, on December 30, 2014.

HDIMAX MEDIA, INC.

By:	/s/ Rajinder Brar
Rajinder Brar
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rajinder Brar as such persons’ true and lawful attorneys-in-fact and agents for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any new Registration Statement filed under Rule 462(b) of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

This power of attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated

SIGNATURE	TITLE	DATE

/s/ Rajinder Brar	Chief Executive Officer and Chairman of the Board
Rajinder Brar	(Principal Executive Officer and Principal Accounting and Financial Officer)	December 30, 2014

/s/ Aneliya Vasilieva	Chief Content Officer and Director	December 30, 2014
Aneliya Vasilieva

/s/ Myles A. Pressey III	Chief Business Development Officer and Director	December 30, 2014
Myles A. Pressey III

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Exhibit Index

Exhibit Number	Description

Exhibit 2.1	Agreement and Plan of Merger dated September 2, 2014, by and among Indigo-Energy, Inc., a Nevada corporation; HDIMAX, Inc., a Delaware corporation, and HDIMAX Acquisition Corporation, Inc., a Nevada corporation (the “Merger Agreement) (1)*

Exhibit 2.2	Amendment No. 1 to the Merger Agreement dated November 21, 2014.(2)

Exhibit 3.1	Amended and Restated Articles of Incorporation of Indigo-Energy, Inc. (3)

Exhibit 3.2	Amended and Restated Bylaws of Indigo-Energy, Inc. (4).

Exhibit 5.1	Opinion of Wilson & Oskam, LLP (to be filed by amendment)

Exhibit 10.1	Omnibus Agreement and License dated November 21, 2014 by and between HDIMAX, Inc. and Fashion Style Mag, Inc. (2)

Exhibit 10.2	Escrow Agreement dated November 21, 2014 (2)

Exhibit 10.3	Amended and Restated Option Agreement dated November 21, 2014 by and among Indigo-Energy, Inc; HDIMAX, Inc., a Delaware corporation; Fashion Style Mag, Inc., a Delaware corporation and Rajinder Brar. (2)

Exhibit 10.4	Form of Subscription Agreement

Exhibit 10.5	Employment Agreement with Aneliya Vasilieva

Exhibit 10.6	Employment Agreement with Myles A. Pressey III

Exhibit 10.7	Employment Agreement with Stanley L. Teeple

Exhibit 21	List of Subsidiaries

Exhibit 23.1	Consent of Haynie & Company

Exhibit 23.2	Consent of Wilson & Oskam, LLP (included in Exhibit 5.1 herein)

Exhibit 24	Power of Attorney (included on signature page)

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K.

_______

(1)	Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed September 4, 2014
(2)	Incorporated by reference to the applicable exhibit of the registrant’s Current Report on Form 8-K filed on November 26, 2014.
(3)	Incorporated by reference to the registrant’s definitive Information Statement on Schedule 14C filed on October 20, 2014.
(4)	Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed October 6, 2014.

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